UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Spirit Realty Capital, Inc.

Notice of
2017 Annual Meeting of Stockholders
and
Proxy Statement

2727 North Harwood Street, Suite 300 Dallas, TX 75201
March 31, 2017

Dear Stockholder:
You are cordially invited to attend Spirit Realty Capital, Inc.’s (“Spirit”) 2017 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 9:00 a.m. local (Central) time on Thursday, May 11, 2017 at Spirit's headquarters, 2727 North Harwood Street, Suite 300, Dallas, Texas 75201. You may attend the meeting in person or by proxy.
The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering costs and reducing the environmental impact of our Annual Meeting. On March 31, 2017, we began mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report, how to vote over the Internet or how to request and return a proxy card by mail. For information on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you receive to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. Your vote is important. To be sure your shares are voted at the Annual Meeting, even if you plan to attend the Annual Meeting in person, please follow the instructions provided to you and vote your shares today. This will not prevent you from voting your shares in person if you are able to attend.
Your vote is very important to us. Please vote your shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the Internet or by mail by signing, dating and returning the proxy card in the envelope provided.
On behalf of the Board of Directors and employees of Spirit, we appreciate your continued support.

Sincerely,

Thomas H. Nolan, Jr.
Chairman of the Board of Directors Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

2727 North Harwood Street, Suite 300 – Dallas, TX 75201
WHEN:
Thursday, May 11, 2017
9:00 a.m. local (Central time)
WHERE:
Spirit Realty Capital, Inc.
2727 North Harwood Street, Suite 300
Dallas, TX 75201
ITEMS OF BUSINESS:

1.
The election of nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement; and

4.	Such other business as may properly come before the Stockholders at the Annual Meeting or any postponements or adjournments thereof.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
HOW TO VOTE:
You may vote at the Annual Meeting and any postponements or adjournments thereof if you were a holder of record of Spirit Realty Capital, Inc. common stock at the close of business on March 17, 2017, the record date for the Annual Meeting. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our headquarters located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Please vote your shares promptly by telephone, over the Internet or by mail by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the Annual Meeting. Further, any proxy may be revoked at any time prior to the Annual Meeting. If your shares are held by a broker, bank or other nominee, please follow their instructions to have your shares voted.
By Order of our Board of Directors,

Jay Young
Executive Vice President, General Counsel and Secretary
March 31, 2017

2727 North Harwood Street, Suite 300 – Dallas, TX 75201

PROXY STATEMENT
March 31, 2017

2017 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation (“Spirit,” “we”, “us” or the “Company”), of proxies to be exercised at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m. local (Central) time on Thursday, May 11, 2017, at Spirit's headquarters, located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, and at any postponement(s) or adjournment(s) thereof. For the purposes discussed in this Proxy Statement and in the accompanying Notice of 2017 Annual Meeting of Stockholders (the “Proposals”), proxies are solicited to give all stockholders of record at the close of business on March 17, 2017, an opportunity to vote on matters properly presented at the Annual Meeting.
NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 11, 2017:
This Proxy Statement, our 2016 Annual Report on Form 10-K and our 2016 Annual Report to Stockholders are available at www.proxydocs.com/SRC.
_____________________

HOUSEHOLDING
To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding”. Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit stockholders who share the same address and last name, unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any stockholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may call (866) 646-8133. Stockholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.
The Company’s principal executive office is located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, our telephone number is (972) 476-1900 and our website is www.spiritrealty.com*.
* Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

THE ANNUAL MEETING AND VOTING
QUORUM
The holders of a majority of our common shares outstanding as of the close of business on March 17, 2017 must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.
WHO CAN VOTE
Holders of our common stock at the close of business on March 17, 2017 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 484,050,736 common shares outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Stockholders at the Annual Meeting.
A list of all Spirit stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201.
HOW TO VOTE
You may vote your shares in one of several ways, depending on how you own your shares.
Stockholders of Record
If you own shares registered in your name (a “stockholder of record”), you may:

Vote your shares by proxy by calling (866) 390-1217, 24-hours a day, seven days a week until 5:00 p.m. Eastern time on May 10, 2017. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy via the website www.proxypush.com/SRC, 24-hours a day, seven days a week until 5:00 p.m. Eastern time on May 10, 2017. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR

Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners
If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian on how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote. If you do not instruct your broker or custodian how to vote, such broker or custodian will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2017 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1), or the advisory vote to approve our executive compensation (Proposal 3) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1 or Proposal 3.

Votes by Proxy
All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:
✓    FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);

✓	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017 (Proposal 2);
✓    FOR the approval, on an advisory basis, of our executive compensation (Proposal 3); and
✓    In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.
HOW TO REVOKE YOUR VOTE
If you are a stockholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

•	Vote by telephone or over the Internet no later than 5:00 p.m. Eastern time on May 10, 2017;

•
Deliver a written notice of revocation to our Investor Relations Department, Attention: Pierre Revol at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, before your proxy is voted at the Annual Meeting; or

•	Attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).
If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.
ATTENDING THE ANNUAL MEETING
You are entitled to attend the Annual Meeting only if you were a Spirit stockholder as of the close of business on March 17, 2017 or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on March 17, 2017, the record date for the Annual Meeting. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 17, 2017;

•	A printout of the proxy distribution email (if you receive your materials electronically);

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker or custodian.
For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

PERFORMANCE OVERVIEW
2016 PERFORMANCE
The following overview has been prepared to assist you in reviewing our 2016 performance and the matters to be considered at the Annual Meeting. For additional information, please review our Annual Report on Form 10-K for the year ended December 31, 2016 and other information contained in this Proxy Statement.
Total Shareholder Return (“TSR”): Spirit’s common stock generated a TSR of 15% in 2016, which factors stock price changes and the reinvestment of dividends. Since the IPO in September 2012 through December 31, 2016, our annualized TSR was 15%. During 2016, our shareholders received dividends of $333.2 million, or $0.705 per share of common stock. In December 2016, we increased our dividend by 2.9% to a new annualized rate of $0.72 per share of common stock.
The following graph shows our cumulative stock performance for the period beginning with the initial listing of our common stock on the NYSE on September 20, 2012 and ending on December 31, 2016, with stock prices retroactively adjusted for the 1.9048 exchange ratio established in connection with our merger with and into Cole Credit Property Trust II, Inc. (the “Cole II Merger”) that was completed on July 17, 2013. The graph assumes a $100 investment in each of the indices on September 20, 2012 and the reinvestment of all dividends. The graph also shows the cumulative total returns of the S&P Index and industry peer groups. Our stock price performance shown in the following graph is not indicative of future stock price performance.
Improved Balance Sheet Strength and Flexibility: Throughout 2016, Spirit executed on a series of transactions to improve the strength and flexibility of our balance sheet by improving our leverage and cash flow metrics.
We continued to systematically unencumber our asset base in 2016. As of December 31, 2016, Spirit’s $4.8 billion unencumbered asset base represented 59% of our gross real estate investments, compared to $3.2 billion, or 38% respectively, at the beginning of the year.

Weighted Average Stated Interest Rate of Outstanding Debt (as of December 31)	Unsecured Debt Borrowings (as of December 31)
In 2016, Spirit received investment grade ratings of BBB-, Baa3 and BBB- from S&P, Moody’s and Fitch, respectively, allowing us to access the high-grade corporate bond market by selling $300 million aggregate principal amount of senior unsecured notes through a Rule 144A offering with registration rights. Additionally, we continued to replace our secured indebtedness with senior unsecured debt by extinguishing approximately $883 million of high-coupon debt that had a 6.01% weighted average interest rate, upsizing our senior unsecured term loan from $370 million to $420 million by partially exercising its $600 million accordion feature and increasing commitments under our unsecured revolving credit facility from $600 million to $800 million by partially exercising its $1 billion accordion feature.
Well-disciplined Allocator of Capital: Continued execution on our operating plan during 2016 has clearly proven that we are a well-disciplined allocator of capital. Our portfolio has grown over the last year while improving portfolio quality and diversity and the Company’s financial standing. During 2016, we acquired $705 million of properties at an initial weighted average yield of 7.5% and sold $585 million of assets at a weighted average cap rate of 7.38%. Our net acquisition activity of $120 million was pre-funded by well-timed equity issuances and accretive capital recycling, with surplus left over for debt reduction. Our comprehensive capital allocation strategy during 2016 increased total revenues 2.8% to $686 million and our Adjusted Funds from Operations (AFFO) 9.2% to $413.0 million, or $0.88 per diluted share, compared to revenues of $667 million and AFFO of $378.1 million, or $0.87 per diluted share in 2015. Our financial standing notably improved as well as evidenced by our reported Adjusted Debt to Annualized Adjusted EBITDA ratio of 6.2x at year-end 2016, compared to 6.9x at year-end 2015. These results demonstrate our proactive portfolio management capabilities, coupled with our ability to accretively acquire and underwrite quality tenants with operationally essential real estate to produce stable and predictable cash flows that offer superior risk-adjusted returns. In 2017, we will continue to capitalize on our portfolio management and investment disciplines, as well as the embedded organic growth inherent in our portfolio to drive shareholder value.
Improved Real Estate Portfolio through Prudent Growth: During 2016, we acquired 269 properties in 59 separate transactions, with more than 59% of these acquisitions executed through direct sale-leaseback transactions. These high-quality investments position us for consistent AFFO growth in the future and further strengthen the diversity and quality of our overall real estate portfolio. Furthermore, we diligently pursued our portfolio management objectives. In particular, we negotiated the early exercise of a favorable asset purchase option, granted when the original transaction closed in 2007, to dispose of 108 properties leased to 84 Properties, LLC, a subsidiary of 84 Lumber Company, for $206 million, including a $5.0 million early termination fee. This transaction eliminated our exposure to our second largest tenant concentration and reduced our exposure to the highly cyclical building materials industry. Additionally, we sold 13 Shopko properties for total gross proceeds of $78 million, reducing our largest tenant concentration to 8.2% of our Normalized Rental Revenue. Lastly, we began to harvest value from a 20 property grocery store portfolio formerly leased to Haggen by selling five properties for $52 million representing a 4.46% capitalization rate on income producing properties, approximately 300bps lower than our acquisition cap rate.
At the end of 2016, our portfolio was comprised of 2,615 properties in 49 states representing 450 high-quality tenants that operate in 28 diverse industries. Other than Shopko, no single tenant represented more than 3% of our Normalized Rental Revenue as of December 31, 2016. Our top five and 10 tenant concentrations compare very favorably to our net lease peers, and our portfolio remained essentially fully occupied at 98% under long-term leases that had a weighted average lease term of approximately 11 years.

PROPOSALS REQUIRING YOUR VOTE
PROPOSAL 1
ELECTION OF DIRECTORS
The following table provides a summary about our nine director-nominees, each of whom currently serves on our Board. Directors are elected annually by a majority of votes cast in uncontested elections. The Board recommends that you vote “FOR” each of the named director-nominees.

Name	Age	Served Since	Independence	Current Committees
Thomas H. Nolan, Jr.	59	2011	Employed by Spirit Realty Capital, Inc.
Kevin M. Charlton	51	2009	Independent	Compensation; Nominating & Corporate Governance
Todd A. Dunn	53	2012	Independent	Audit; Nominating & Corporate Governance
David J. Gilbert	59	2012	Independent	Compensation (Chairperson)
Richard I. Gilchrist	71	2012	Independent	Compensation; Lead Independent Director
Diane M. Morefield	58	2012	Independent	Audit (Chairperson)
Sheli Z. Rosenberg	75	2013	Independent	Compensation; Nominating & Corporate Governance
Thomas D. Senkbeil	67	2013	Independent	Audit
Nicholas P. Shepherd	58	2012	Independent	Nominating & Corporate Governance (Chairperson)

For additional information regarding our nominees, please see “Our Board of Directors” later in this document.
PROPOSAL 2
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017
Ernst & Young LLP audited our financial statements for the year ended December 31, 2016 and has been our independent registered public accounting firm since our 2012 initial public offering (“IPO”). An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017.
The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.
Approval of the advisory resolution to approve our executive compensation requires that the number of votes cast "FOR" the proposal represents a majority of the total votes cast on the proposal. Our Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding, advisory basis the compensation of our Named Executive Officers, as disclosed in this Proxy Statement in accordance with SEC rules.
Our executive compensation programs are designed to achieve certain key objectives of the Company, including: (i) enabling us to attract, motivate and retain executive talent critical to our success; (ii) linking the compensation of our executives to the achievement of operational and strategic goals of the Company; (iii) providing balanced incentives to our executives that do not promote excessive risk-taking; and (iv) encouraging our executives to become and remain long-term stockholders of the Company. These programs reward corporate and individual performance that achieves pre-established goals, and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders.
The following is a summary of some of the key elements of our executive compensation program and practices. We urge our stockholders to review the “Compensation Discussion and Analysis” section below and tabular and other disclosures in this Proxy Statement for more information.
While required under the Dodd-Frank Act, this advisory "say-on-pay" resolution is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Our Board has determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. Unless the Board modifies its policy on the frequency of future "say-on-pay" advisory votes, our next vote on a “say-on-pay” proposal after the vote on this Proposal 3 is expected to be held at our annual meeting of stockholders in 2018.

2016 COMPENSATION PRACTICES AT A GLANCE

✓    DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based incentive awards.
✓    DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive stockholder value.
✓    DO evaluate TSR when determining performance under incentive awards to enhance stockholder alignment.
✓    DO cap payouts for awards under our annual and long-term incentive plans.
✓    DO require executive officers to own and retain shares of our common stock that have significant value to further align interests with our stockholders.
✓    DO enhance executive officer retention with time-based vesting schedules for equity incentive awards earned for prior-year performance.
✓    DO enable the Board to “claw back” incentive compensation in the event of a financial restatement pursuant to a recoupment policy.
✓    DO maintain a Compensation Committee comprised solely of independent directors.
✓    DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

• DO NOT base incentive awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.
• DO NOT provide uncapped award opportunities.
• DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits.
• DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.
• DO NOT provide executive officers with excessive perquisites or other personal benefits.
• DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2016).
• DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

We emphasize pay for performance-based incentive compensation over fixed cash compensation to:

•	achieve greater alignment with the interests of our stockholders;

•	focus decision-makers on the creation of long-term value; and

•	encourage prudent evaluation of risks.
We have a well-designed compensation program intended to incentivize above-average achievements on both short-term execution and long-term performance metrics that drive stockholder value. Our executive compensation program consists primarily of:

•	base salary,

•	annual cash incentive bonuses,

•	equity based long-term incentive awards,

•	severance and change in control payments and benefits, and

•	retirement benefits and health/welfare benefits.
Our annual cash bonus program is designed to reward short-term performance based on achievement of pre-established Company performance goals as well as an executive’s individual performance. As explained in more detail under “Executive Compensation – Compensation Discussion and Analysis” in this Proxy Statement, our results in 2016 align well relative to the financial and operating performance targets set by our Compensation Committee.

•	AFFO Per Share Growth: Our year-over-year AFFO, excluding non-cash items, increased to $0.88 per diluted share, which fell within our target range of $0.875 - $0.915 per diluted share.

•	Debt to EBITDA: Our debt to EBITDA ratio was 6.2x at December 31, 2016, which outperformed our target range of 6.5x - 6.9x.

•	Occupancy: Our weighted average portfolio occupancy rate for 2016 was 98.2%, which was within our target range of 97.5% to 99.0%.

•	Acquisitions: Our acquisition volume in 2016 totaled $705 million, which was within our target range of $400 million to $800 million.

Our long-term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our stockholders.
We maintain strong governance standards and seek to employ best practices for our compensation programs. Our Compensation Committee meets frequently to address compensation matters in a timely manner and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is critical to our business.
As part of its commitment to strong corporate governance and best practices, our Compensation Committee engaged and received advice on the compensation program from Willis Towers Watson, an independent, third-party compensation consultant, which provided no other services to us in 2016 other than those provided directly to or on behalf of the Compensation Committee.
In addition, we have adopted an insider trading policy and a compensation recoupment policy, as well as stock ownership guidelines for our senior executives and our Board members.

CORPORATE GOVERNANCE AND OUR BOARD OF DIRECTORS

Spirit is committed to good corporate governance practices, which we believe serves the long-term interests of our stockholders by promoting effective risk oversight, management accountability and helps us compete more effectively. We are governed by a nine-member Board, which provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Among other matters, our Board considers and approves significant acquisitions, dispositions, capital raises and other significant transactions and also advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis, including thorough presentations made at Board and committee meetings by various members of our senior management team.
DIRECTOR INDEPENDENCE
NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee, each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly, or indirectly as a partner, stockholder or officer of an organization that has a relationship with such company).
In addition, the NYSE listing standards provide that a director is not independent if:
(i)the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;
(ii)the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(iii)(A) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;
(iv)the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or
(v)the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
Not less than annually, the Board evaluates the independence of each director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.
Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of the following directors has no direct or indirect material relationship with us and qualifies as independent under the NYSE listing standards: Kevin M. Charlton, Todd A. Dunn, David J. Gilbert, Richard I. Gilchrist, Diane M. Morefield, Sheli Z. Rosenberg, Thomas D. Senkbeil and Nicholas P. Shepherd. Mr. Nolan is not considered independent under the NYSE listing standards due to his employment as our Chief Executive Officer.
BOARD OF DIRECTORS LEADERSHIP STRUCTURE
Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may differ depending on a company’s size, industry, operations, history and culture. Consistent with this understanding, our Board, led by the Nominating and Corporate Governance Committee, conducts an annual evaluation to determine the optimal leadership structure for us and for our stockholders.
At the current time, the Board believes that our existing leadership structure - under which our Chief Executive Officer also serves as Chairman of the Board, and a separate Lead Independent Director assumes specific responsibilities on behalf of the independent directors - is effective, provides the appropriate balance of authority between those who oversee the Company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.
Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. Mr. Nolan has served in both roles since 2012, and our Board continues to believe that his combined role is most advantageous to us and our stockholders.
Mr. Nolan’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the Chairman’s responsibility to develop agendas that focus the Board’s time and attention on the most critical matters. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders.
In connection with Mr. Nolan’s service as our Chief Executive Officer and Chairman of the Board, the independent members of our Board have selected Richard I. Gilchrist to serve as Lead Independent Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Lead Independent Director also serves as liaison between the Chairman of the Board and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to ensure that there is sufficient time for discussion of all agenda items. The Lead Independent Director conducts annual performance reviews of our Chairman and Chief Executive Officer and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Lead Independent Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year.
BOARD GOVERNANCE DOCUMENTS
The Board maintains charters for all committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our principal executive officer and principal financial officer. To view our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and “whistleblower” policy, please visit the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com. Please note that the website and its contents are not a part of this Proxy Statement. Each of these governing documents is also available, free of charge, in print to any stockholder who sends a written request to such effect to Investor Relations, Attention: Pierre Revol, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201.
BOARD COMMITTEE COMPOSITION AND 2016 MEETINGS ATTENDANCE
Our Board has three standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com.
Our Board held a total of 12 meetings during 2016. Evidencing a strong commitment to the Company, all directors attended at least 83% of the Board meetings held in 2016. The Board committees met 14 times in the aggregate during 2016, with each member from the Compensation Committee and Nominating and Corporate Governance Committee attending 100% of the meetings, with two absences from members of the Audit Committee. The table below provides current membership and 2016 meeting information for each of our Board committees:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kevin M. Charlton		Member	Member
Todd A. Dunn	Member		Member
David J. Gilbert		Chairperson
Richard I. Gilchrist *		Member
Diane M. Morefield	Chairperson
Sheli Z. Rosenberg		Member	Member
Thomas D. Senkbeil	Member
Nicholas P. Shepherd			Chairperson
Total Meetings in 2016	8	4	2
* Lead Independent Director.
Our independent directors regularly meet in executive sessions, outside the presence of management – generally, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating and Corporate Governance Committees also meet in executive session, outside the presence of management, at each regularly scheduled committee meeting and at other times as necessary or desirable.
We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. A meeting of the Board followed directly at the conclusion of the 2016 Annual Meeting of Stockholders meeting where all nine directors were in attendance. We have scheduled the 2017 Annual Meeting of Stockholders at a time and date to permit attendance by directors, and intend to make every effort to do so for future annual meetings of the stockholders, taking into account the directors’ schedules and the timing requirements of applicable law.
HOW TO COMMUNICATE WITH DIRECTORS
Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Investor Relations, Attention: Pierre Revol, at Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to directors@spiritrealty.com. Additionally, stockholders and other parties interested in communicating directly with the Lead Independent Director of the Board or with the independent directors as a group may do so by writing to Lead Independent Director, c/o Investor Relations, Attention: Pierre Revol, at Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by sending an e-mail to directors@spiritrealty.com. Communications addressed to the Board or individual members of the Board are screened internally for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

AUDIT COMMITTEE
The Audit Committee consists of three directors – Ms. Morefield (Chairperson) and Messrs. Dunn and Senkbeil. Members of the Audit Committee and the Chairperson are appointed by the Board and may be removed by the Board in its discretion. The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal control over financial reporting and disclosure controls and procedures. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with U.S. generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing audits of the Company’s annual consolidated financial statements and the Company’s internal controls over financial reporting, and for issuing reports and expressing opinions thereon. The Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm.
The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. The Audit Committee regularly meets separately in executive session, outside the presence of management, with each of our independent registered public accounting firm and our internal auditor – generally, at each regularly scheduled meeting and at other times as necessary or desirable. Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics, and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these procedures, including our “whistleblower” policy, is available on our corporate website at www.spiritrealty.com. A copy of our Code of Business Conduct and Ethics and our “whistleblower” policy is also available, free of charge, upon request directed to Investor Relations, Attention: Pierre Revol Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201.
The Board has determined that all members of the Audit Committee are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards, and the Board has determined that Ms. Morefield is an audit committee financial expert as defined by the SEC. The Audit Committee carries out its responsibilities in accordance with the terms of our Audit Committee Charter, which is located on our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to Investor Relations, Attention: Pierre Revol, at Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to directors@spiritrealty.com.
AUDIT COMMITTEE REPORT*
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2016 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission.
AUDIT COMMITTEE
Diane M. Morefield, Chair
Todd A. Dunn
Thomas D. Senkbeil
________________________________

*
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE
The Compensation Committee consists of four directors – Messrs. Gilbert (Chairperson), Charlton, Gilchrist and Ms. Rosenberg. Members of the Compensation Committee and the Chairperson are appointed annually by the Board and may be removed by the Board at any time. The Board has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “outside” directors under Section 162(m) of the Code, and as “non-employee” directors under Rule 16b-3 of the Exchange Act.
The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s senior managers and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter which is posted on our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to our Investor Relations Department. The Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our Named Executive Officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes recommendations to the Board regarding the compensation of our Chief Executive Officer. Final decisions regarding compensation for our Chief Executive Officer are made by the independent members of the Board, taking into consideration the Compensation Committee’s recommendations.
For 2016, the Compensation Committee retained the services of Willis Towers Watson, a consulting firm, to assist the Compensation Committee in the review and evaluation of our executive compensation program to ensure its continued close alignment with our compensation philosophy and business strategy. Willis Towers Watson also provided assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. The Committee determined Willis Towers Watson to be independent under Rule 10C-1 of the Exchange Act and NYSE listing standards and determined that there is no conflict of interest resulting from retaining Willis Towers Watson.
Our Chief Administrative Officer as well as certain other members of our senior management team provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer competitors as a supplement to the comparative market data prepared by the independent compensation consultant, as well as making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, our Chief Executive Officer plays no role in setting his own compensation. Also at the Compensation Committee’s request, our Chief Administrative Officer and General Counsel attends meetings to record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.
The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for our senior executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees. Our Chief Administrative Officer as well as other members of our senior management team provide support to the Compensation Committee in this process, and the Chief Executive Officer makes award recommendations with respect to the senior executive officers other than himself.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the year ended December 31, 2016, Messrs. Charlton, Gilbert, Gilchrist and Ms. Rosenberg served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our Named Executive Officers serves on the board of directors.
COMPENSATION RISK ASSESSMENT
The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. The Compensation Committee has reviewed the design and operation of our compensation program. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, based in part, on several design features of our compensation program intended to deter excessive risk taking, including, without limitation:

•	A balanced mix of cash and equity compensation with a strong emphasis on performance-based annual and long-term incentive awards;

•	Multiple performance metrics selected in the context of our business strategy;

•	Regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;

•	Annual and long-term incentive award opportunities that are based on a range of performance outcomes;

•	Equity incentive awards granted for prior-year performance with multi-year vesting schedules to enhance retention;

•	Restrictions on engaging in derivative and other hedging transactions in our securities and on holding our securities in margin accounts or otherwise pledging our securities to secure loans; and

•
An incentive compensation claw-back policy designed to promote a culture of accountability and integrity, encourage prudent risk management, and discourage conduct detrimental to the Company and its stockholders.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee consists of four directors. Members of the Committee and the Chairperson are appointed annually by the Board and may be removed by the Board at any time. The Committee is currently comprised of Ms. Rosenberg and Messrs. Charlton, Dunn and Shepherd, with Mr. Shepherd functioning as Chairperson. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards.
The Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified to become members of the Board; selecting, or recommending to the Board for selection, director-nominees; making recommendations to the Board regarding committee structure and composition; overseeing evaluation of the Board and Board committees, as well as assisting the Lead Independent Director with the annual review of the Chief Executive Officer; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; reviewing and approving or ratifying any transaction between the Company and a related person which is required to be disclosed under the rules of the SEC; and generally advising the Board on corporate governance and related matters. The Nominating and Corporate Governance Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.
Our Nominating and Corporate Governance Committee Charter is located in the Corporate Governance section on the Investor Relations page of our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to Investor Relations, Attention: Pierre Revol, at Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to directors@spiritrealty.com.
PROCESS FOR CONSIDERING DIRECTOR NOMINEES
The Nominating and Corporate Governance Committee meets, at a minimum, annually to evaluate the Board and Committee self-assessments as well as the performance of each current director. The Nominating and Corporate Governance Committee considers the results of such assessment and evaluations, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each director for an additional term. In connection with this process the Nominating and Corporate Governance Committee’s current process is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the committee. All stockholder recommendations for director candidates must be submitted to Investor Relations, Attention: Pierre Revol, at Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, who will forward all recommendations to the Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at the 2017 Annual Meeting in compliance with the procedures set forth below.
All stockholder recommendations for director candidates for election at the 2018 annual meeting of stockholders must be submitted to our Secretary on or before December 12, 2017 and must include the following information: (a) the name and address of record of the stockholder; (b) a representation that the stockholder is a record holder of our common stock, or if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (c) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (d) a description of the qualifications and background of the proposed director candidate which addresses the Skills, Experience and Qualifications set forth below as well as any minimum qualifications and other criteria for Board membership as may be approved by the Board from time to time; (e) a description of all arrangements or understandings between the stockholder and the proposed director candidate; (f) the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and (g) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.
At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its stockholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the factors listed below in “Nominees’ Skills, Experience and Qualifications Summary”.

ADDITIONAL CORPORATE GOVERNANCE MATTERS
TRANSACTIONS WITH RELATED PERSONS
Our Board has a written policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the Nominating and Corporate Governance Committee or the disinterested members of the Board. Our Code of Business Conduct and Ethics requires our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Chairperson of the Nominating and Corporate Governance Committee as well as the Lead Independent Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Nominating and Corporate Governance Committee or the disinterested members of the Board.
RISK MANAGEMENT
While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. Management conducts a formal enterprise risk assessment with the assistance of the Company’s internal auditor. At Board and committee meetings, directors receive information and presentations from management and third-party experts regarding this assessment and specific areas of risk identified in the process, from which they engage in further analyses and dialogue. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact and ensures that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.
PUBLIC POLICY MATTERS
We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established the policies and practices described below with respect to political contributions and other public policy matters.
PUBLIC POLICY ADVOCACY
We do not have a political action committee. However, we may advocate a position, express a view or take other appropriate action with respect to legislative or political matters affecting the Company or our interests. We may also ask our employees to make personal contact with governmental officials or to write letters to present our position on specific issues. Any such advocacy is done in compliance with applicable laws and regulations and only following the approval of senior management and subject to the review of the Nominating and Corporate Governance Committee.
INDIVIDUAL POLITICAL ACTIVITY
We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in the campaigns of, the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities, making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, on their own time and at their own expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing Spirit in such activities.

OUR EXECUTIVE OFFICERS
Set forth below is certain biographical information concerning our executive officers. Ages shown are as of March 17, 2017, the record date for the Annual Meeting.

Name, Age, Position	Business Experience
Thomas H. Nolan, Jr., Age 59 Chairman and Chief Executive Officer
Mr. Nolan joined us as Chairman of our Board of Directors and Chief Executive Officer in September 2011. Mr. Nolan previously worked for General Growth Properties, Inc. (“GGP”), serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. GGP filed for protection under Chapter 11 of the U.S. Bankruptcy Code in April 2009 and emerged from bankruptcy in November 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan earned a Bachelor of Business Administration from the University of Massachusetts.

Jackson Hsieh, Age 56 President and Chief Operating Officer (effective September 7, 2016)
Mr. Hsieh joined us as President and Chief Operating Officer on September 7, 2016. Mr. Hsieh has oversight responsibility for credit underwriting, new investments, portfolio and asset management, and investor relations. Mr. Hsieh joined us from Morgan Stanley (NYSE:MS), where he served as Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm's real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS's Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions. Mr. Hsieh is a graduate of the University of California at Berkeley (1983), and earned a master's degree from Harvard University (1987).

Phillip D. Joseph, Jr., Age 48 Executive Vice President and Chief Financial Officer
Mr. Joseph joined us as Executive Vice President and Chief Financial Officer in April 2015. Mr. Joseph currently oversees all aspects of finance, accounting, tax and information technology. Mr. Joseph has over twenty years of real estate experience and has demonstrated expertise in developing, leading and executing capital markets, stakeholder engagement and financial planning and analysis activities. Prior to joining Spirit, Mr. Joseph spent more than 13 years at ProLogis, a leading owner, operator and developer of industrial real estate, most recently as Managing Director and Global Treasurer. Prior to ProLogis, Mr. Joseph spent his early career in real estate banking, including roles at American National Bank, Sanwa Bank Securities, and Draper & Kramer. Mr. Joseph received a Bachelor degree in Economics & Management from DePauw University and an M.B.A. from the JL Kellogg Graduate School of Management at Northwestern University.

Boyd Messmann, Age 50 Executive Vice President, Chief Acquisition Officer
Mr. Messmann serves as Executive Vice President and Chief Acquisition Officer at Spirit. Mr. Messmann has more than 25 years of experience in commercial real estate and has closed more than $13 billion of transactions during his career. Prior to joining Spirit, Mr. Messmann spent six and half years with VEREIT Inc./Cole Real Estate Investments (Vereit") as Senior Vice President of Acquisitions, where he originated and closed approximately $4 billion of single tenant net leased acquisitions. Prior to joining Cole, Mr. Messmann served as President and CEO of Blaire Energy, LLC, a company established to make investments in real estate, oil and gas, and provide advisory services to other entities and individuals. Mr. Messmann has also served as Senior Investment Officer for First Industrial Realty Trust, Inc., Senior Business Credit Development Manager for Wells Fargo Commercial Mortgage Origination Division, Regional Vice President Commercial Finance for Shell Capital Investment Banking Division, Vice President Corporate Finance for Franchise Finance Corporation of America/GE Capital, Senior Manager International Mergers and Acquisitions for Pepsico Inc./YUM Brands, Vice President and Regional Director for Vanguard Management Service, Inc., and Senior Asset Manager/Acquisitions Manager for Lincoln Investment Management Company, the Investment banking Division of Lincoln National Corporation. Mr. Messmann earned his Bachelor of Science degree in finance and accounting from Indiana University and an M.B.A. from the University of Kentucky.

Michelle Greenstreet, Age 49 Executive Vice President, Chief Administrative Officer
Ms. Greenstreet joined us in November 2015 as Senior Vice President and Chief Human Resources Officer and since August 11, 2016 has served as Executive Vice President and Chief Administrative Officer for the Company. Ms. Greenstreet’s primary focus is on stakeholder engagement, branding, organizational effectiveness, and advises on pay practices, process improvement and governance matters. Ms. Greenstreet has more than 20 years of strategic planning, human resource and project management experience. Prior to joining us, Ms. Greenstreet was Senior Director of Human Resources at Sabre Corporation from July 2015 to November 2015. Prior to that, Ms. Greenstreet served as a Global Human Resources Leader for Flowserve Corporation from March 2014 to June 2015. Her industry experience also includes global manufacturing, consulting, and transportation. From 2012 - 2014, Ms. Greenstreet was Executive Vice President and Chief Human Resources Officer at Caliber Home Loans, and from 1998 - 2012 she served in various senior level operations and human resource roles with Citigroup. Ms. Greenstreet holds a Bachelor in Political Science degree from Texas A&M University-Commerce.

Jay Young, Age 47 Executive Vice President, General Counsel and Secretary (effective April 25, 2016)
Mr. Young currently serves as Executive Vice President, General Counsel and Secretary of the Company. Mr. Young has responsibility for managing all aspects of the Company’s legal function, including corporate governance, securities compliance and the real estate transaction closing department. He also advises on the Company’s equity plan administration, insurance program and capital markets transactions. Mr. Young has more than 20 years of experience advising publicly-traded companies, including as SVP, General Counsel for Wingstop, Inc., SVP, General Counsel for CEC Entertainment, VP, Assistant General Counsel for Wachovia Corporation and Corporate Counsel for Charles Schwab. Mr. Young holds a Bachelor degree in Economics from Southern Methodist University (1992), a Juris Doctor from the University of Oklahoma College of Law (1996), and an M.B.A. from the University of Oklahoma Price College of Business (1996).

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
David J. Gilbert, Chair
Kevin M. Charlton
Richard I. Gilchrist
Sheli Z. Rosenberg

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis describes our 2016 compensation program for our principal executive officer (Mr. Nolan), our principal financial officer (Mr. Joseph), our three other most highly compensated executive officers during 2016 (Messrs. Hsieh, Messmann and Young), and Mr. Manheimer, who was not an employee of the Company as of the end of 2016 but whose 2016 compensation qualifies him as a named executive officer for purposes of Securities and Exchange Commission ("SEC") rules (collectively, our “Named Executive Officers”).
In particular, this discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2016 executive compensation program and the compensation awarded to our Named Executive Officers for 2016. The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures.
Our executive compensation program is designed to provide a total compensation package intended to align our executives’ compensation with the Company’s performance and stockholders’ interests, and to attract, motivate and retain talented and experienced executive officers through competitive compensation arrangements relative to our peer group.
To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, the Compensation Committee of our Board has generally determined the overall compensation of our Named Executive Officers and its allocation among the elements described below, relying on the analysis and advice provided by its compensation consultant.
Our compensation decisions for the Named Executive Officers in 2016, including each of the key elements of our executive compensation program, are discussed in more detail below.
Executive Compensation Philosophy and Objectives: Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, key and core to our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.
Fundamentally, we believe executive officer compensation should be structured to provide competitive base salaries and benefits, which attract and retain superior employees. We further use annual performance-based cash compensation to motivate executive officers to attain (and reward them for attaining) financial, operational, individual and other goals that are consistent with increasing stockholder value. Our long-term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our stockholders.
We view the components of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our Named Executive Officers to ensure that our overall compensation objectives are met. We have considered, among other factors, the following in determining the appropriate level for each compensation component: our understanding of the competitive market based on input of our independent compensation consultant, Willis Towers Watson; the collective experience of members of our Compensation Committee and their review of compensation surveys and studies by our independent compensation consultant (including a study of the compensation practices of our Peer Group described below); our recruiting and retention goals; our view of internal equity and consistency; the length of service of our executive officers; our overall performance; and other considerations our Board and Compensation Committee determine are relevant. In determining the companies to include in the Peer Group, Willis Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed are comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. Our Compensation Committee used the results of the study of the Peer Group’s compensation practices and levels as one of many factors to formulate Spirit’s 2016 executive compensation.
Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that, collectively, they are effective in achieving our overall objectives.
Compensation Elements: Each of the following elements of our compensation program taken separately, as well as taken as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our Named Executive Officers’ compensation, along with the primary objective associated with each element of compensation:

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives.
Annual performance-based cash compensation	To incentivize and reward the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation (restricted stock and performance share awards)	To emphasize long-term performance objectives, align the interests of our executives with stockholder interests, encourage the maximization of stockholder value and retain executives.
Severance and change in control benefits	To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on stockholders' best interests.
Retirement savings – 401(k) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide typical protections from health, dental, death and disability risks.

The Compensation Committee believes that the executive compensation program should reflect the value created for our stockholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success.
We Emphasize a Balanced Mix of Compensation, Weighted Towards Variable Pay Elements: The Compensation Committee believes that a balanced mix of compensation elements, significantly weighted towards variable at-risk pay elements, provide the intended alignment of executive compensation with the Company’s performance and stockholder interests, while also providing the necessary fixed and knowable minimum as well as short and long-term incentive opportunities necessary to attract, motivate and retain talented and experienced executive officers.The following graphs show the emphasis we place on variable at-risk pay elements, such as performance-based cash bonuses (Non-Equity Incentive Plan Compensation) and equity awards.
We Emphasize Pay for Performance: The Company’s compensation program is designed to align Company-wide financial and operational achievements through the use of annual cash bonuses and performance-based long-term equity awards granted to its Named Executive Officers.

Annual cash bonuses are focused primarily on short-term Company financial performance, as well as individual performance metrics linked to important strategic initiatives. They are earned based upon the Compensation Committee’s assessment of Company-wide performance on key performance targeted in the bonus program approved by the Compensation Committee.
Under the 2016 Bonus Program, certain of the executives were eligible to earn cash bonuses based on the Company’s achievement in 2016 of performance goals relating to (i) Adjusted Funds From Operations (“AFFO”, a supplemental non- GAAP financial measure defined in the Annual Report on Form 10-K of Spirit Realty Capital, Inc. filed with the SEC on February 26, 2016); (ii) debt to EBITDA ratio (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization); (iii) weighted average occupancy levels of Company real estate assets; and (iv) acquisition volume.
The following table reflects Spirit’s performance goals for Company performance set forth in the 2016 Bonus Program. The Compensation Committee believes these annual operational and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders:

2016 Key Performance Measures	Threshold	Target	Maximum
AFFO Per Share	$0.875	$0.895	$0.915
Debt to EBITDA	6.9x	6.6x	6.5x
Occupancy	97.50%	98.25%	99.00%
Acquisitions (millions)	$400	$600	$800

In order for acquisitions to be considered under the incentive plan, a transaction must meet the pricing and quality criteria established in the approved Business Plan unless prior Board approval is obtained.
Individual performance is not evaluated solely upon the satisfaction of pre-determined performance goals, but evaluated subjectively (a) by the Compensation Committee with input from our Chief Executive Officer with respect to the other Named Executive Officers and (b) by the Board with respect to our Chief Executive Officer.
Depending on the actual operational results, Messrs. Nolan, Joseph, Hsieh, Messmann, Young and Manheimer were eligible to earn a target cash incentive of 175%, 125%, 150%, 125%, 75% and 125% of their annual base salaries, respectively, under the program if the target objectives are achieved. In determining each Named Executive Officer's actual cash bonus under the 2016 Bonus Program, the incentive opportunity is weighted based on the officer’s core responsibilities within the organization.
In determining the executive’s actual bonus under the 2016 Bonus Program, the goals were weighted as follows for the applicable executive:

Named Executive Officer	AFFO	Debt/EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H Nolan, Jr.	17.5%	17.5%	17.5%	17.5%	30%
Phillip D. Joseph, Jr.	17.5%	26.3%	13.1%	13.1%	30%
Jackson Hsieh	17.5%	17.5%	17.5%	17.5%	30%
Boyd Messmann	17.5%	8.8%	8.8%	35.0%	30%
Jay Young	17.5%	17.5%	17.5%	17.5%	30%
Mark L. Manheimer	17.5%	8.8%	21.9%	21.9%	30%
As described in more detail immediately below, we also grant long-term, multi-year performance share awards that are earned based on the achievement of the Company’s TSR achieved during a three-year performance period.
We Align Executive Compensation with Value Creation for Our Stockholders: Our long-term incentive plan employs a combination of restricted stock and performance share awards, which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives.
Restricted stock awards, which generally vest over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance.
Performance share awards are earned based on a multi-year performance over a three-year performance cycle. Pursuant to the performance share awards, each participant is eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted multiplied by a percentage range between 0% and 250% depending on the Company’s TSR during the performance period. The percentage range is based on the Company's TSR compared to that of specified peer groups of companies during the performance period, which for the awards made in 2016 is from January 1, 2016 through December 31, 2018. In addition, each performance share award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the shares. In the event of a non-qualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.
In setting long-term incentive plan award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance and the market for compensation of executives of competitors and other comparable market participants.
2016 COMPENSATION HIGHLIGHTS AND KEY DECISIONS
Cash Bonuses Reflected Positive 2016 Company Performance and Rewarded Outstanding Results: As discussed above, we have implemented a cash bonus program that we believe motivates our executives to achieve our short-term performance objectives and individual performance objectives that support the Company’s strategic and operational goals. For 2016, acquisition volume was $705 million, above the target goal of $600 million. The debt to EBITDA ratio was 6.2x outperforming the 6.6x target. We achieved AFFO per diluted share of $0.879, which was below the target of $0.895 but within the range of $0.875 - $0.915. We achieved 98.2% weighted average occupancy, which was within the range of 97.5% - 99.0%.
As further described below, as a result of our Compensation Committee’s evaluation of our performance and based on a review of each executive’s individual performance, and consistent with the 2016 Bonus Program, the cash bonus payments to our Named Executive Officers were 231%, 142%, 136%, 146%, 98%, and 71% of Messrs. Nolan, Joseph, Hsieh, Messmann, Young and Manheimer’s annual base salaries, respectively, which were below the maximum eligible amounts under the program for each executive.
Long-Term Equity Incentive Compensation Allocation – Restricted Stock and Performance Share Awards: Consistent with last year, we granted a mix of restricted stock and performance share awards under our long- term incentive plan to our executives. We generally strive to allocate the grants equally between performance share awards and restricted stock, and the long-term equity incentive compensation of Messrs. Nolan, Joseph, Hsieh and Manheimer was equally allocated between performance share awards and restricted stock, except that Mr. Hsieh received a one-time new hire award in value of $4,750,000 solely in restricted shares. The long-term equity incentive compensation of Mr. Messmann was allocated 100% to restricted stock without performance shares due to new hire timing on June 20, 2016, and Mr. Young was allocated 27% to performance shares and 73% to restricted stock due to start date within the year on April 25, 2016. Additionally, Messrs. Joseph and Manheimer were awarded a one-time additional 10% performance shares to their grant in connection with the Company's relocation to Dallas.
2016 Say-on-Pay Voting Results: Our Board has determined that an advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. At our 2016 Annual Meeting of Stockholders, 94.45% of shares represented at the meeting, and eligible to vote, voted to approve our executive compensation program. The Compensation Committee believes the strong level of support for our compensation program in 2016 reflects the strong alignment between our executive pay and performance, both (a) qualitatively in performance metrics selected and instruments of compensation employed, as well as (b) quantitatively in the amounts of compensation received by our executives relative to the Company’s and their respective performances. The Compensation Committee and the Board value the opinions of our stockholders and will continue to consider those opinions when making future executive compensation decisions.
DETERMINATION OF COMPENSATION
Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions: The Compensation Committee of our Board oversees our compensation program for all Named Executive Officers, subject, in the case of our Chief Executive Officer, to the Board’s approval.
Our Chief Executive Officer evaluates the individual performance and contributions of each other Named Executive Officer and reports to the Compensation Committee his recommendations regarding their compensation. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee or the Board regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed.
We do not solely rely on formulaic guidelines to determine the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual Named Executive Officers within the context of our desire to attain financial and operational objectives consistent with our strategic goals and stockholder interests. Subjective factors considered in compensation determinations include a Named Executive Officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and contributions to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of a Named Executive Officer when considering the compensation potential that may be available elsewhere.
Engagement of Compensation Consultants: For 2016, the Compensation Committee retained the services of Willis Towers Watson to provide assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program.

2016 EXECUTIVE COMPENSATION
The following describes the primary components of our 2016 executive compensation program for each of our Named Executive Officers, the rationale for each component and how compensation amounts were determined.
Base Salary: We provide our Named Executive Officers with a base salary to compensate them for services rendered to our Company during the fiscal year. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, initial base salary amounts are established based on consideration of, among other factors, the scope of the Named Executive Officer’s responsibilities, years of service and the general knowledge of our Compensation Committee or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our Named Executive Officers are reviewed periodically by our Compensation Committee or Chief Executive Officer and merit salary increases have been made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.
In its review of base salaries for fiscal 2016, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s peer group. Based on that review, the Compensation Committee approved the following base salary increases:

Named Executive Officer	2015 Base Salary ($) (1)	2016 Base Salary ($) (1)
Thomas H. Nolan, Jr.	775,000	775,000
Phillip D. Joseph, Jr.	400,000	415,000
Jackson Hsieh	—	550,000
Boyd Messmann	—	350,000
Jay Young	—	325,000
Mark L. Manheimer	300,000	340,000
(1) Represents annualized base salaries.
Annual Performance-Based Compensation: We use cash bonuses to motivate our Named Executive Officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. In February 2016, our Compensation Committee approved the 2016 Bonus Program, which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning the interests of management with the interests of our stockholders. All of our Named Executive Officers were eligible to participate in the 2016 Bonus Program.
Our Compensation Committee approved threshold, target and maximum bonus opportunities for each executive, taking into consideration the degree of difficulty to achieve the targets, which are set forth below expressed as a percentage of each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus
Thomas H Nolan, Jr.	87.5%	175%	300%
Phillip D. Joseph, Jr.	62.5%	125%	200%
Jackson Hsieh	75.0%	150%	250%
Boyd Messmann	62.5%	125%	200%
Jay Young	37.5%	75%	133%
Mark L. Manheimer	62.5%	125%	200%
As mentioned above, the Company's performance goals under the 2016 Bonus Program were as follows:

2016 Key Performance Measures	Threshold	Target	Maximum
AFFO Per Share	$0.875	$0.895	$0.915
Debt to EBITDA	6.9x	6.6x	6.5x
Occupancy	97.50%	98.25%	99.00%
Acquisitions (millions)	$400	$600	$800
In order for acquisitions to be considered under the incentive plan, a transaction must meet the pricing and quality criteria established in the approved Business Plan unless prior Board approval is obtained.
The weighting of each performance goal for each Named Executive Officer eligible to participate in the 2016 Bonus Program was:

Named Executive Officer	AFFO	Debt/EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H Nolan, Jr.	17.5%	17.5%	17.5%	17.5%	30%
Phillip D. Joseph, Jr.	17.5%	26.3%	13.1%	13.1%	30%
Jackson Hsieh	17.5%	17.5%	17.5%	17.5%	30%
Boyd Messmann	17.5%	8.8%	8.8%	35.0%	30%
Jay Young	17.5%	17.5%	17.5%	17.5%	30%
Mark L. Manheimer	17.5%	8.8%	21.9%	21.9%	30%
In 2016, Spirit acquired $704.8 million of net-leased real estate while generating AFFO of $0.879 per diluted share. As of December 31, 2016, our debt to EBITDA ratio was 6.2x and our weighted average occupancy for 2016 was 98.415%.
The annual cash bonus compensation payments approved by our Compensation Committee are set forth in the table below, allocated between (a) amounts paid pursuant to achievement of objective pre-approved performance criteria (AFFO per share; Debt to EBITDA; Occupancy and Acquisitions) under the column “2016 Non-Equity Performance Incentive Bonus”, and (b) amounts paid pursuant to the Compensation Committee’s subjective evaluation of the executive’s performance in accordance with the criteria of the 2016 Bonus Plan under the column “2016 Individual Discretionary Bonus”:

Named Executive Officer	2016 Individual Discretionary Bonus ($)	2016 Non-Equity Performance Incentive Bonus ($)
Thomas H Nolan, Jr.	639,375	1,152,555
Phillip D. Joseph, Jr.	149,400	439,833
Jackson Hsieh	750,000 (1)	—
Boyd Messmann	157,500	352,592
Jay Young	107,250	211,535
Mark L. Manheimer	—	240,370 (2)
(1) Per the terms of Mr. Hsieh's employment contract, Mr. Hsieh received a guaranteed minimum $750,000 for 2016 annual cash bonus payable in 2017.
(2) Paid pursuant to his severance agreement.
For 2017, the Compensation Committee has approved substantially similar Company performance criteria as approved under the 2016 Bonus Program.
One-Time New Hire Bonuses: In 2016, in connection with the negotiation of their employment agreements and commencement of employment, we awarded to Messrs. Hsieh and Messmann one-time cash bonuses of $250,000 and $200,000 respectively.
Long-Term Equity-Based Incentives: The goals corresponding to our long-term equity-based awards are intended to reward and encourage long-term corporate performance based on the value of our stock and, thereby, align our Named Executive Officers’ interests with those of our stockholders.
In 2016, we granted a mix of restricted stock and performance share awards to our Named Executive Officers. The target value of equity incentive awards for our Named Executive Officers is generally allocated equally between restricted stock and performance share awards.
The table below reflects the target long-term incentive award (“LTIP”) values, and actual allocation of awards, granted to Messrs. Nolan, Joseph, Hsieh, Messmann, Young and Manheimer.

Named Executive Officer	Target LTIP Value (% of Base Salary)	% of Target LTIP Value Awarded in Restricted Stock	% of Target LTIP Value Awarded in Performance Shares
Thomas H. Nolan, Jr.	450%	50%	50%
Phillip D. Joseph, Jr.	250%	50%	50%
Jackson Hsieh	400%	50%	50%
Boyd Messmann	200%	100%	0%
Jay Young	75%	73%	27%
Mark L. Manheimer	250%	50%	50%

Restricted Stock Awards: In 2016, we made the following grants of restricted stock to certain of our Named Executive Officers:

Named Executive Officer	Number of Restricted Shares
Thomas H. Nolan, Jr.	156,531
Phillip D. Joseph, Jr.	44,567
Jackson Hsieh	421,470 (1)
Boyd Messmann	29,094
Jay Young	28,637
Mark L. Manheimer	38,151
(1) Includes an additional one-time new hire restricted stock award grant to Mr. Hsieh with a value equal to $4,750,000 and resulting in 342,219 shares based on market close on September 7, 2016, vesting as follows: 34.7% on September 7, 2018; 50.0% on September 7, 2019; 15.3% on September 7, 2020.
These awards reflect 100% of the target restricted stock award opportunities to Messrs. Nolan, Joseph, Hsieh, Messmann, Young and Manheimer, and were awarded to incentivize and retain our Named Executive Officers and to further incentivize the executives to achieve performance expectations that we believe will correlate to increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders. In addition, our Named Executive Officers are entitled to receive dividends on unvested shares of restricted stock subject to these awards. These awards generally are subject to vesting over a period of three years, and are subject to the executive’s continued employment with us. For additional information regarding the vesting terms and conditions applicable to all outstanding restricted stock awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.
Performance Share Awards: In 2016, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to certain of our Named Executive Officers. Pursuant to the performance share awards, each Named Executive Officer is eligible to vest in and receive a number of shares of our common stock ranging from 0% - 250% of the target number of performance shares granted and set forth in the table below based on the attainment of TSR goals during the performance period running from January 1, 2016 through December 31, 2018, relative to the specified Peer Group and Primary Net Lease Peer Group of companies defined below, and subject to the Named Executive Officer’s continued employment.
For 2016, the Peer Group and Primary Net Lease Peer Group of companies under our performance share awards, each adopted by our Compensation Committee based on recommendations and assistance from Willis Towers Watson, consisted of the following companies:
Peer Group: Alexandria Real Estate Equities, Inc., Dupoint Fabros Technology, Inc., EPR Properties, Healthcare Realty Trust Incorporated, Healthcare Trust of America, Inc., Lexington Realty Trust, Medical Properties Trust, Inc., National Retail Properties, Inc., Omega Healthcare Investors, Inc., Realty Income Corporation, W.P. Carey, Inc., and Welltower, Inc.
Primary Net Lease Peer Group: National Retail Properties, Inc. and Realty Income Corporation.
In determining the companies to include in the Peer Groups, Willis Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed most comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. In determining the companies to include in the Primary Net Lease Peer Group, Willis Towers Watson and our Compensation Committee selected those companies in the Peer Group that they believed to be our closest competitors.
For 2017, the Compensation Committee reassessed and expanded both Peer Group and Primary Net Lease Peer Group of companies under our performance share awards, each adopted by our Compensation Committee based on recommendations and assistance from Willis Towers Watson, will consist of the following companies:
DDR Corp, Duke Realty Corporation, Equity One, Inc., EPR Properties, Federal Realty Investment Trust, Gramercy Property Trust, Inc., Healthcare Trust of America, Inc., Lexington Realty Trust, National Retail Properties, Inc., Omega Healthcare Investors, Inc., Realty Income Corporation, STORE Capital Corporation, VEREIT, Inc. and W. P. Carey, Inc.
For 2016 the target performance shares granted to each executive are as follows:

Named Executive Officer	Target Number of Performance Shares Granted
Thomas H. Nolan, Jr.	156,531
Phillip D. Joseph, Jr.	55,880
Jackson Hsieh	79,251
Boyd Messmann	—
Jay Young	10,843
Mark L. Manheimer	45,781

These awards reflect 100% of the target performance share award opportunities to each of the Named Executive Officers, and were awarded to incentivize and retain our Named Executive Officers while imposing performance expectations intended to reward increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders.
The number of performance shares that vest is dependent on our TSR achieved during the performance period relative to the TSR achieved by the specified Peer Group and the Primary Net Lease Peer Group. Between 0% and 200% of the target performance shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the specified Peer Group. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 50th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Peer Group.
The number of performance shares that vest will be further adjusted upward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to an aggregate cap on such increase of 25%. In addition, the number of performance shares that vest will be further adjusted downward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to a cap on such decrease of 25%. However, if our TSR is negative, in no event will more than 100% of the target number of performance shares fully vest and be earned.
If an executive experiences a termination of employment without “cause” or for “good reason” during the performance period, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of our Company, the performance shares will vest based on the Company’s achievement of TSR goals as of the change in control.
Each performance share award also entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that vest, had such shares been outstanding on the record date(s) that occur over the period from the applicable grant date through the issuance of the shares, if any.
2014 Performance Share Awards Earned Based on Performance through 2016. In 2014, we granted performance share awards that were eligible to vest at the end of 2016 based on our TSR performance relative to the TSR achieved by two set peer groups during the 2014—2016 performance period. Based on that performance, holders earned 58.3% of the target number of performance shares subject to the award. As of the end of 2016, Mr. Nolan was the only Named Executive Officer who held 2014 performance share awards.
STOCK OWNERSHIP AND RETENTION GUIDELINES
The Company has adopted stock ownership guidelines for our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders. The guidelines require the Named Executive Officers to own the lesser of a minimum number of shares of stock or value as a percentage of base salary. Each officer is expected to satisfy the applicable ownership requirement within 5 years after first becoming subject to the guidelines. The table below reflects the current stock ownership guidelines:

Position	Percentage of Base Salary	Minimum Number of Shares
Chief Executive Officer	500%	240,000
Chief Financial Officer	300%	72,500
Chief Operations Officer	300%	92,500
Executive Vice President	200%	34,500
The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member and unvested restricted stock and performance share awards to the extent they will result in the issuance of common stock to the officer at the time of determination.
All of the Named Executive Officers currently employed by us are in compliance with the stock ownership guidelines.
RETIREMENT SAVINGS
We have established a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide a safe harbor matching contribution equal to 100% of elected contributions up to 3% plus 50% of elective contributions between 3% and 5% of eligible compensation. Additionally, these matching contributions are 100% vested as of the date on which the contribution is made. We believe that providing a vehicle for tax- deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incents our employees, including our Named Executive Officers, in accordance with our compensation policies. The plan also allows employees to contribute on an after-tax basis through Roth 401(k) contributions.
EMPLOYEE BENEFITS AND PERQUISITES
All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

•	Medical and dental benefits, as well as vision discounts;

•	Medical and dependent care flexible spending accounts;

•	Short-term and long-term disability insurance;

•	Accidental death and dismemberment insurance; and

•	Life insurance.
Medical and dental premiums for each of our eligible participating employees are paid in full by the Company for the 2016 plan year. We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.
These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives (including our Named Executive Officers), in addition to any related gross-up of taxes to make the Named Executive Officers whole. We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement, individual life insurance policies, annual physical exams, and/or for costs associated with relocating and/or temporary living expenses. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.
We may provide perquisites or other personal benefits in limited circumstances, where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.
SEVERANCE AND CHANGE OF CONTROL-BASED COMPENSATION
As more fully described below under the caption “Potential Payments Upon Termination or Change of Control,” the employment agreements with our Named Executive Officers that were in effect during 2016 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations.
Severance payments and benefits for Messrs. Nolan, Joseph, Hsieh, Messmann and Young would become payable upon a termination by our Company without “cause”, by the executive for “good reason” or as a result of our Company’s non- extension of the employment term. The payments and benefits include a multiple of base salary, any earned but unpaid prior-year bonus and a pro-rata bonus for the year of termination, either the executive’s target bonus for the termination year (Joseph) or bonus paid in the prior year (other executives), Company-paid continued healthcare coverage for a period of time following termination and accelerated vesting of time-vesting Company equity awards.
Mr. Manheimer terminated his employment in 2016 and in connection with his termination he received the severance payments and benefits provided in his employment agreement upon a termination without cause as well as accelerated vesting of his performance share awards (pursuant to the terms of those award agreements). These are described and quantified below under "Potential Payments Upon Termination or Change in Control".
TAX AND ACCOUNTING CONSIDERATIONS
Code Section 162(m): Generally, Section 162(m) of the Code, or Section 162(m), disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated named executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” within the meaning of the Code. Prior to our IPO in September 2012, our Board

and Chief Executive Officer had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.
We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the Company. However, if any portion of an executive's compensation is subject to limitation under Section 162(m), the loss of this deduction will increase the Company's Earnings & Profits for 2016 and, accordingly, increase the amount of distributions paid in 2016 that would be characterized as dividends. In approving the amount and form of compensation for our Named Executive Officers in the future, our Compensation Committee will consider all elements of the cost to our Company of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Code Section 409A: Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G: Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long- term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. The Board has adopted a policy that the Company will not enter into in the future, any new plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.
Accounting for Stock-Based Compensation: We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, performance share awards and other equity-based awards under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION TABLES
Summary Compensation Table: The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2016, 2015 and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Thomas H. Nolan, Jr., Chief Executive Officer	2016	775,000	639,375	4,257,643	1,152,555	420,465	7,245,038
	2015	775,000	135,850	3,773,463	1,426,000	41,522	6,151,835
	2014	742,630	148,526	2,501,137	1,076,442	15,690	4,484,425
Phillip D. Joseph, Jr., Executive Vice President, Chief Financial Officer and Treasurer	2016	415,000	149,400	1,416,189	439,833	313,154	2,733,576
	2015	283,590(7)	100,000	1,127,969	387,448	102,602	2,001,609

Jackson Hsieh, President and Chief Operating Officer	2016	175,224(5)	1,000,000	7,122,775	0	341,491	8,639,490

Boyd Messmann, Executive Vice President and Chief Acquisitions Officer	2016	187,115(5)	357,500	355,238	352,592	10,183	1,262,628

Jay Young, Executive Vice President and General Counsel	2016	222,917(5)	107,250	511,769	211,535	14,898	1,068,369

Mark L. Manheimer, Former Executive Vice President Asset Management (6)	2016	245,985	—	1,160,245	240,370	1,406,062	3,052,662
	2015	300,000	90,000	859,585	392,970	31,485	1,674,040
	2014	265,225	70,726	594,966	263,170	20,119	1,214,206

(1)
Represents sign-on bonuses awarded in conjunction with Messrs. Hsieh ($250,000) and Messmann ($200,000) beginning employment with Spirit. Amounts further represent annual cash bonuses determined by the Chairman and CEO and Compensation Committee based on performance review of the Named Executive Officers’ individual performance under the respective year’s incentive program, which set individual incentive targets have a pay mix split 70% company financial performance metrics and 30% individual performance. Mr. Hsieh has a contractual guaranteed minimum of $750,000 performance based incentive.

(2)
Amount represents the grant date fair value of restricted common stock awards for each year and includes performance share awards granted during 2016. Grants remain subject to vesting and/or forfeiture pursuant to their terms. Amounts were calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Name Executive Officers, refer to Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value of the performance share awards is based on the probable outcome of achieving the performance conditions. The maximum potential value of the performance share awards granted to Messrs. Nolan, Joseph, Hsieh, Young and Manheimer is $4,359,388, $1,556,258, $2,750,010, $301,978, $1,275,001, assuming the Company achieve the maximum goal for each performance criteria. Information with respect to vesting of these awards is disclosed in the Grant of Plan Based Awards table and the accompanying notes. Mr. Messmann's stock award did not include a performance share grant due to his mid-year hire. Mr. Hsieh's value includes an additional one-time new hire restricted stock award grant with a value equal to $4,750,000 and resulting in 342,219 shares based on market close on September 7, 2016, vesting as follows: 34.7% on September 7, 2018; 50.0% on September 7, 2019; 15.3% on September 7, 2020.

(3)
The amounts shown represent the bonus performance awards earned based on the achievement of Company performance goals in the respective year and paid in the following year under our respective year’s Bonus Program. See “Compensation Discussion and Analysis- 2016 Executive Compensation- Annual Performance-Based Compensation” for a detailed discussion of the 2016 Bonus Program.

(4)	Includes compensation and perquisites paid to, or on behalf of, our Named Executive Officers during 2016 as described under “All Other Compensation” below.

(5)	Represents actual salaries paid for 2016 from their respective hire dates, for Mr. Hsieh from September 7, 2016; for Mr. Messmann from June 20, 2016; for Mr. Young from April 25, 2016.

(6)
Mr. Manheimer served as Executive Vice President of Asset Management through September 21, 2016; his total salary includes $27,852 in accrued but unused vacation paid in connection with the termination of his employment. Messrs. Hsieh, Messmann and Young joined our Company in 2016 and therefore were not Named Executive Officers in 2014 or 2015.

(7)	Represents actual salary paid in 2015 to Mr. Joseph from his hire date of March 20, 2015 through the end of the year.

Name	401(k) Plan Company Contributions ($)(a)	Cash Dividends Not Factored into Grant Date Fair Value of Equity Awards ($)(b)	Life Insurance ($)(c)	Supplemental Long-Term Disability ($)(d)	Physical Exam ($) (e)	Relocation and Hiring Expenses ($)(f)	Payments in Regard to Termination of Employment (4) (g)	Total ($)
Thomas H. Nolan, Jr.	10,600	378,026	21,334	7,060	3,445	—	—	420,465
Philip D. Joseph, Jr.	10,600	46,693	3,095	—	917	251,849	—	313,154
Jackson Hsieh	—	73,757	10,610	—	—	257,124	—	341,491
Boyd Messmann	—	10,183	—	—	—	—	—	10,183
Jay Young	4,875	10,023	—	—	—	—	—	14,898
Mark L. Manheimer	10,600	153,715	10,000	7,917	—	33,108	1,190,722	1,406,062

(a)
Amounts represent Company Safe Harbor matching contributions to the accounts of our Named Executive Officers in the Company’s 401(k) plan; Messrs. Hsieh and Messman did not contribute to the 401(k) plan in 2016.

(b)
Amounts represent cash dividends paid to our Named Executive Officers on the shares of non-vested restricted stock that they held on the record date for each such dividend, which cash dividends were subject to applicable federal, state and local income tax withholdings.

(c)	Amounts represent life insurance premiums paid by the Company for policies on behalf of our Named Executive Officers, Messrs. Nolan, Joseph, Hsieh and Manheimer.

(d)
Amounts represent premium payments plus related tax gross-up payments by the Company for supplemental long-term disability insurance policies for our Named Executive Officers, Messrs. Nolan and Manheimer.

(e)
Amounts reported represent Company paid amounts for executive physical expenses plus gross-up payments for Named Executive Officers, Messrs. Nolan and Joseph; Hsieh is contractually eligible, but did not participate in 2016.

(f)
Amounts represent lump sum relocation payments in the amount of $10,000 to Messrs. Joseph and Manheimer. Represents grossed-up relocation payments for Messrs. Joseph, Hsieh and Manheimer, plus $42,531 reimbursement of legal fees related to negotiation of Mr. Hsieh's his employment agreement ($25,000 grossed-up).

(g)
Represents severance compensation pursuant to Mr. Manheimer’s employment agreement in connection with his separation from the company. This payment was comprised of $1,162,870 cash severance payment plus accrued and unused vacation payout in the amount of $27,852.

Grants of Plan-Based Awards in 2016

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Thomas H. Nolan, Jr.	N/A	474,688	949,375	1,627,500
	2/22/16							156,531	1,743,755
	2/22/16				78,305	156,531	391,328		2,513,888
Phillip D. Joseph, Jr.	N/A	181,563	363,125	581,000
	2/22/16							46,567	518,756
	2/22/16				27,954	55,880	139,700		897,433
Jackson Hsieh	N/A	288,750	577,500	962,500
	9/7/16							421,470	5,850,004
	9/7/16				39,645	79,251	198,128		1,272,771
Boyd Messmann	N/A	153,125	306,250	490,000
	6/24/16							29,094	355,238
Jay Young	N/A	85,312.5	170,625	302,575
	5/11/16							28,637	337,630
	5/11/16				5,424	10,843	27,108		174,139
Mark L. Manheimer	N/A	148,750	297,500	476,000
	2/22/16							38,151	425,002
	2/22/16				22,902	45,781	114,453		735,243

(1)
Represents 2016 Company performance metric based award opportunities under the 2016 Bonus Program, which are expressed as percentages of base salary. The amounts shown represent the potential value of Company performance based cash bonus awards that could have been earned for 2016 (and paid in 2017) under the 2016 Bonus Program. Under the 2016 Bonus Program, each executive was eligible to earn a cash bonus based on our achievement in 2016 of Company performance goals relating to (i) AFFO per share, (ii) debt to EBITDA ratio, (iii) weighted average occupancy levels of our owned real estate assets, (iv) acquisition volume and (v) individual performance. Each executive’s bonus opportunity was weighted among the performance goals as set forth above.

At the threshold, target and maximum levels of achievement of the performance goals, Mr. Nolan could have earned a bonus equal to 87.5%, 175% and 300%, respectively, of his annual base salary, Mr. Hsieh could have earned a bonus equal to 75%, 150% and 250%, respectively, of his annual base salary and Mr. Young could have earned a bonus equal to 37.5%, 75% and 133%, respectively, of his annual base salary. For Messrs. Joseph, Messmann, Seibert and Manheimer, at the threshold, target and maximum levels of achievement, they could have each earned a bonus equal to 62.5%, 125% and 200%, respectively, of their respective annual base salaries. Please also see “Compensation Discussion and Analysis-2016 Executive Compensation-Annual Performance-Based Compensation” for a detailed discussion of the 2016 Bonus Program.

(2)
The performance share awards were awarded in 2016 for the performance period running from January 1, 2016 through December 31, 2018. The target number of shares was granted to each Named Executive Officer. The “threshold” number of shares represents approximately 50% of the performance shares granted, which is the number of shares that would vest based on achieving the minimum TSR goal during the performance period relative to that of the Peer Group, as adjusted downward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “target” number of shares represents 100% of the performance shares granted, which is the number of shares that would vest based on achieving the target TSR goal during the performance period relative to that of the applicable Peer Group, and not adjusted based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “maximum” number of shares shown is 250% of the performance shares granted, which is the number of shares that would vest based on achieving the maximum TSR goal during the performance period relative to that of the applicable Peer Group, as adjusted upward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. Please see the section “Compensation Discussion and Analysis-2016 Executive Compensation-Performance Share Awards” for a detailed discussion of the performance share awards.

(3)
Amounts represent the grant date fair value of restricted common stock awards and performance share awards granted during 2016, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Named Executive Officers, refer to Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table: The following provides a description of the material terms of each Named Executive Officer’s employment agreement that was in effect in 2016. Mr. Manheimer's employment with the Company terminated effective September 21, 2016.
In addition to the terms described below, each of the employment agreements also provide for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of the Company’s non-extension of the employment term, which are described under the caption “Potential Payments Upon Termination or Change of Control” below.
Thomas H. Nolan, Jr.
Under Mr. Nolan’s employment agreement, the term will expire (unless earlier terminated) on August 27, 2018 and will automatically renew for additional one-year terms.
Pursuant to his employment agreement, Mr. Nolan serves as the Chief Executive Officer and the Chairman of the Board of Directors of our Company. Under his employment agreement, Mr. Nolan’s minimum annual base salary is $775,000, which is subject to increase at the discretion of our Board. In addition, Mr. Nolan is eligible to receive an annual discretionary cash performance bonus which is targeted at 175% of his base salary (with a maximum bonus opportunity equal to 300% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2016 were the criteria of the 2016 Bonus Program discussed above. Additionally, Mr. Nolan is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.
Under his employment agreement, Mr. Nolan is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to and received $21,334 per year in Company-paid term life insurance premium payments and $3,445 for an annual physical examination.
Mr. Nolan’s employment agreement contains customary confidentiality, non-compete, non-solicitation, non- disparagement and inventions/intellectual property provisions.
Phillip D. Joseph, Jr.
Pursuant to his employment agreement, Mr. Joseph serves as Executive Vice President and Chief Financial Officer of the Company. The term of his employment agreement will expire (unless earlier terminated) on April 20, 2018 and will automatically renew for additional one-year terms. During the employment term Mr. Joseph is entitled to receive a minimum annual base salary of $400,000, which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Joseph is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary (with a maximum bonus opportunity equal to 150% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2016 were the criteria of the 2016 Bonus Program discussed above. In February 2016, we increased Mr. Joseph’s annual base salary to $415,000 and increased his bonus target and maximum to 125% and 200%, respectively, of his base salary.
In connection with entering into his employment agreement, we granted Mr. Joseph a restricted stock award and a performance share award, each with a value equal to $500,000. The restricted stock award vests in substantially equal one-third installments on each of the first three anniversaries of March 1, 2015, subject to Mr. Joseph’s continued employment. The performance share award covers the three-year performance period beginning January 1, 2015. Additionally, Mr. Joseph is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.
Under his employment agreement, Mr. Joseph is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $2 million term life insurance policy and up to $2,000 per year for an annual physical examination.
Mr. Joseph’s employment agreement contains customary confidentiality, non-compete, non-solicitation, non- disparagement and inventions/intellectual property provisions.

Jackson Hsieh
Pursuant to his employment agreement, Mr. Hsieh serves as President and Chief Operating Officer of the Company. The term of his employment agreement will expire (unless earlier terminated) on September 7, 2019 and will automatically renew for additional one-year terms. During the employment term, Mr. Hsieh will receive a base salary at an annual rate of not less than $550,000 which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Hsieh is eligible to receive an annual discretionary cash performance bonus targeted at 150% of his base salary (with a maximum bonus opportunity equal to 250% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2016 were the criteria of the 2016 Bonus Program discussed above. Under his employment agreement, for 2016 Mr. Hsieh was entitled to receive an annual cash performance bonus of $750,000. In February 2017, we maintained Mr. Hsieh’s annual base salary at $550,000 and maintained his bonus target and maximum at 150% and 250%, respectively, of his base salary.
In connection with entering into his employment agreement, we granted Mr. Hsieh: (i) an award of restricted stock of the Company’s common stock with a value equal to $4,750,000 vesting as follows: 34.7% will vest two years from the grant date, 50% will vest three years from the grant date (September 7, 2016); and 15.3% will vest 4 years from the grant date; (ii) an award of restricted stock of the Company’s common stock with a value equal to $1,100,000 vesting ratably over three years from the grant date (September 7, 2016); and (iii) an award of performance shares with a target number of performance shares equal to $1,100,000 as of the grant date vesting as follows: a one-time cliff vesting after three years from the beginning of the performance period (January 1, 2017) and based on the achievement of applicable performance goals. Additionally, Mr. Hsieh is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.
Under his employment agreement, Mr. Hsieh is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $3.5 million term life insurance policy and up to $2,000 per year for an annual physical examination.
Mr. Hsieh's employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.
Boyd Messmann
Pursuant to his employment agreement, Mr. Messmann serves as Executive Vice President and Chief Acquisition Officer of the Company. The term of his employment agreement will expire (unless earlier terminated) on June 3, 2019 and will automatically renew for additional one-year terms. During the employment term, Mr. Messmann will receive a base salary at an annual rate of not less than $350,000 which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Messmann is eligible to receive an annual discretionary cash performance bonus targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2016 were the criteria of the 2016 Bonus Program discussed above. In addition, Mr. Messmann received a cash sign-on bonus of $200,000 under the terms of his employment agreement. In February 2017, we increased Mr. Messmann’s annual base salary to $375,000 and maintained his bonus target and maximum at 125% and 200%, respectively, of his base salary.
In connection with entering into his employment agreement, we granted Mr. Messmann an award of restricted stock of the Company’s common stock with a value equal to $250,000 vesting ratably over three years from the grant date (June 24, 2016). Additionally, Mr. Messmann is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.
Under his employment agreement, Mr. Messmann is eligible to participate in customary health, welfare and fringe benefit plans. Mr. Messmann’s employment agreement contains customary confidentiality, non-compete, non-solicitation, non- disparagement and inventions/intellectual property provisions.
Jay Young
Pursuant to his employment agreement, Mr. Young serves as Executive Vice President, General Counsel and Corporate Secretary of the Company. The term of his employment agreement will expire (unless earlier terminated) on April 25, 2019 and will automatically renew for additional one-year terms. During the employment term, Mr. Young will receive a base salary at an annual rate of not less than $325,000 which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Young is eligible to receive an annual discretionary cash performance bonus targeted at 75% of his base salary (with a maximum bonus opportunity equal to 133% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2016 were the criteria of the 2016 Bonus Program discussed above. In February 2017, we increased Mr. Young’s annual base salary to $340,000 and maintained his bonus target and maximum at 75% and 133%, respectively, of his base salary.
In connection with entering into his employment agreement, we granted Mr. Young: (i) an award of restricted stock of the Company’s common stock with a value equal to $321,875 vesting ratably over three years from the grant date (May 11, 2016); and (ii) an award of performance shares with a target number of performance shares equal to $121,875 as of the grant date vesting as a one-time cliff vesting after three years from the beginning of the performance period and based on the achievement of applicable performance goals. Additionally, Mr. Young is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.
Under his employment agreement, Mr. Young is eligible to participate in customary health, welfare and fringe benefit plans. Mr. Young’s employment agreement contains customary confidentiality, non-solicitation, non- disparagement and inventions/intellectual property provisions.
Mark L. Manheimer
Mr. Manheimer’s employment terminated effective September 21, 2016. In connection with the termination of employment and per the terms of his employment agreement, Mr. Manheimer received $1,403,240 and the accelerated vesting of his unvested restricted stock and performance share awards per the terms of the respective award agreements and his employment agreement. Under his employment agreement, Mr. Manheimer was eligible to participate in customary health, welfare and fringe benefit plans. In addition, his employment agreement contained customary confidentiality, non-compete, non-solicitation, non- disparagement and inventions/intellectual property provisions.
Outstanding Equity Awards at 2016 Fiscal Year-End: The following table summarizes the number of shares of our common stock and other securities underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2016. Mr. Manheimer did not hold any unvested awards as of December 31, 2016.

Name	Grant Date	Stock Awards: Shares Not Vested (#)	Market Value Shares Not Vested ($) (1)	Equity Incentive Plan Awards: Unearned Performance Shares Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Unearned Performance Shares Not Vested ($) (1)
Thomas H. Nolan, Jr.	2/22/16 (2)	—	—	78,305	850,388
	2/22/16 (3)	156,531	1,699,927	—	—
	3/06/15 (2)	—	—	74,748	811,767
	3/06/15 (3)	87,164	946,601	—	—
	2/21/14 (3)	25,914	281,426	—	—
Phillip D. Joseph, Jr.	2/22/16 (2)	—	—	27,954	303,580
	2/22/16 (3)	46,567	505,718	—	—
	4/20/15 (2)	—	—	21,197	230,200
	4/20/15 (4)	28,248	306,773	—	—
Jackson Hsieh	9/07/16 (2)	—	—	39,645	430,548
	9/07/16 (3)	79,251	860,666	—	—
	9/07/16 (5)	342,219	3,716,498	—	—
Boyd Messmann	6/24/16 (3)	29,094	315,961	—	—
Jay Young	5/11/16 (2)	—	—	5,424	58,907
	5/11/16 (3)	28,637	310,998	—	—

(1)
The market value of shares of our common stock that have not vested is calculated based on the closing trading price ($10.86) of our common stock as reported on the NYSE on December 30, 2016, the last trading day of 2016.

(2)
In accordance with the SEC rules, the number of performance shares shown represents the number of performance shares that may be earned during the performance period based on threshold performance compared to the Peer Group, as adjusted by a factor of 25% based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. See the section “Compensation Discussion and Analysis - 2016 Executive Compensation - Performance Share Awards” for a detailed discussion of the performance share awards.

(3)
Represents a restricted stock award that will vest in three equal annual installments, generally on the first through third anniversaries of the date of grant, subject to the executive’s continued employment with the Company through the applicable vesting date(s) and conditions of the grant agreement.

(4)
Represents a restricted stock award that will vest in three equal annual installments on the first through third anniversaries of March 1, subject to Mr. Joseph’s continued employment with the Company through the applicable vesting date(s) and conditions of his grant agreement.

(5)
Represents an additional one-time new hire restricted stock award grant that will vest 34.7% on September 7,2018, 50% on September 7, 2019, and 15.3% on September 7, 2020, subject to Mr. Hsieh’s continued employment with the Company through the applicable vesting date(s) and conditions of his grant agreement.

2016 Option Exercises and Stock Vested: We have not granted any stock options to our Named Executive Officers. The following table summarizes vesting of restricted stock and performance share awards applicable to our Named Executive Officers during the year ended December 31, 2016:

Name	Shares Acquired Upon Vesting (#) (1)	Value Realized On Vesting ($) (2)
Thomas H. Nolan, Jr.	113,017	1,526,107
Phillip D. Joseph, Jr.	14,125	150,290
Mark L. Manheimer	194,946	2,639,613

(1)	Represents restricted stock and performance shares that vested in 2016.

(2)
Amounts shown are based on the fair market value of our common stock on the applicable vesting date. In addition, the value includes dividend equivalent rights on performance shares that vested in 2016.

Potential Payments upon Termination or Change of Control:
Employment Agreements: Under the effective employment agreements for Messrs. Nolan, Joseph, Hsieh, Messmann and Young, if the executive’s employment is terminated by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of the Company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts.
Mr. Nolan would be entitled to receive the following:

(1)
continuation payments totaling three times Mr. Nolan’s annual base salary then in effect, payable over the 36-month period following the termination of employment (unless such termination is within 1 year after a change in control in which case the severance is payable in a lump sum);

(2)
a lump-sum payment equal to the annual bonus paid to Mr. Nolan in the previous year, plus a pro-rata portion of Mr. Nolan’s bonus earned in the year of termination, and any earned but unpaid annual bonus from the prior year;

(3)	accelerated vesting of any equity awards; and

(4)	up to 36 months of continued health care premiums for Mr. Nolan and his eligible dependents.
Mr. Joseph would be entitled to receive the following:

(1)	lump-sum totaling two times Mr. Joseph’s annual base salary then in effect;

(2)
a lump-sum payment equal to Mr. Joseph’s annual bonus paid in the prior year, plus a pro-rata portion of Mr. Joseph’s bonus earned in the year of termination, and any earned but unpaid annual bonus from the prior year;

(3)	accelerated vesting of any equity awards; and

(4)	up to 24 months of continued health care premiums for Mr. Joseph and his eligible dependents.
Mr. Hsieh would be entitled to receive the following:

(1)	lump-sum totaling two times Mr. Hsieh’s annual base salary then in effect;

(2)
a lump-sum payment equal to Mr. Hsieh’s annual bonus paid in the prior year, plus a pro-rata portion of Mr. Hsieh’s bonus earned in the year of termination, and any earned but unpaid annual bonus from the prior year;

(3)	accelerated vesting of any equity awards; and

(4)	up to 24 months of continued health care premiums for Mr. Hsieh and his eligible dependents.
Mr. Messmann would be entitled to receive the following:

(1)	lump-sum totaling 1.5 times Mr. Messmann’s annual base salary then in effect;

(2)
a lump-sum payment equal to Mr. Messmann’s annual bonus paid in the prior year, plus a pro-rata portion of Mr. Messmann’s bonus earned in the year of termination, and any earned but unpaid annual bonus from the prior year; and

(3)	accelerated vesting of any equity awards.
Mr. Young would be entitled to receive the following:

(1)	lump-sum totaling one times Mr. Young’s annual base salary then in effect;

(2)
a lump-sum payment equal to Mr. Young’s prior year annual bonus, plus a pro-rata portion of Mr. Young's bonus earned in the year of termination, and any earned but unpaid annual bonus from the prior year; and

(3)	accelerated vesting of any equity awards.

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of the Company.
Furthermore, under the effective employment agreements for Messrs. Nolan, Joseph, Hsieh, Messmann and Young, in the event that the executive is terminated by reason of his death or disability, the executive will be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to any earned but unpaid prior year’s bonus and also an amount equal to the annual bonus each for the year in which the termination occurs, pro-rated for the portion of the year of termination during which the executive was employed with the Company and accelerated vesting of all equity awards.
Mark Manheimer: In connection with the termination of his employment in September 2016, we paid Mr. Manheimer the severance payments and benefits for which he was eligible to receive under his employment agreement and performance share agreement, including the following (for which Mr. Manheimer was required to execute a general release of claims against the Company in order to receive);

•	A lump sum payment equal to his annual base salary;

•	The annual bonus earned (both cash and equity components) for 2015 (i.e., the year prior to the year in which the termination occurred);

•	An amount equal to the pro rata annual bonus for 2016;

•	Accelerated vesting of his restricted stock awards; and

•	Accelerated vesting of his outstanding performance share award at "target".
Equity Awards: The restricted stock award agreements covering the restricted stock awards granted to each of our Named Executive Officers provide for accelerated vesting of these awards upon a termination by the Company without “cause” or by the employee for “good reason”, or as a result of the Company’s non-extension of the employment term under the executive’s amended employment agreement.
If an executive experiences a termination of employment without “cause” or for “good reason” during the performance period for the performance shares, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of the Company, the performance shares will vest based on the Company’s achievement of the performance goals as of the change in control.

Summary of Potential Payments: The following table summarizes the payments that would be made to certain of our Named Executive Officers upon the occurrence of certain qualifying terminations of employment, assuming such Named Executive Officer’s termination of employment with the Company occurred on December 31, 2016 and, where relevant, that a change of control of the Company occurred on December 31, 2016. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Upon Death or Disability ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (Change of Control) ($)
Thomas H. Nolan, Jr.	Cash Severance (1)	1,791,930	5,678,780	—	5,678,780
	Accelerated Vesting of Restricted Stock (2)	—	2,927,954	—	2,927,954
	Accelerated Vesting of Performance Shares (3)	—	3,640,701	3,322,650	3,640,701
	Healthcare coverage	—	30,441	—	30,441
	Life Insurance (Death only)	5,000,000	—	—	—
	Total	6,791,930	12,277,876	3,322,650	12,277,876
Phillip D. Joseph, Jr.	Cash Severance (1)	589,233	1,937,983	—	1,937,983
	Accelerated Vesting of Restricted Stock (2)	—	812,491	—	812,491
	Accelerated Vesting of Performance Shares (3)	—	1,158,118	1,067,028	1,158,118
	Healthcare coverage	—	16,209	—	16,209
	Life Insurance (Death only)	2,000,000	—	—	—
	Total	2,589,233	3,924,801	1,067,028	3,924,801
Jackson Hsieh	Cash Severance (1)	750,000	1,850,000	—	1,850,000
	Accelerated Vesting of Restricted Stock (2)	3,716,498	4,577,164	—	4,577,164
	Accelerated Vesting of Performance Shares (3)	—	916,538	860,666	916,538
	Healthcare coverage	—	30,711	—	30,711
	Life Insurance (Death only)	3,500,000	—	—	—
	Total	7,966,498	7,374,413	860,666	7,374,413
Boyd Messmann	Cash Severance (1)	510,092	1,035,092	—	1,035,092
	Accelerated Vesting of Restricted Stock (2)	—	315,961	—	315,961
	Accelerated Vesting of Performance Shares (3)	—	—	—	—
	Total	510,092	1,351,053	—	1,351,053
Jay Young	Cash Severance (1)	318,785	643,785	—	643,785
	Accelerated Vesting of Restricted Stock (2)	—	310,998	—	310,998
	Accelerated Vesting of Performance Shares (3)	—	125,399	117,755	125,399
	Total	318,785	1,080,182	117,755	1,080,182
Mark L. Manheimer (4)	Cash Severance	—	1,403,240	—	—
	Accelerated Vesting of Restricted Stock	—	1,162,886	—	—
	Accelerated Vesting of Performance Shares	—	1,476,727	—	—
	Healthcare coverage	—	23,544	—	—
	Total	—	4,042,853	—	—

(1)	Represents cash severance payments provided under the Named Executive Officer’s employment agreement. Amount assumes that the executive has already received any earned prior year’s bonus.

(2)
Represents the aggregate value of the Named Executive Officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of our common stock on December 31, 2016 ($10.86).

(3)
Represents the aggregate value of the Named Executive Officer’s performance shares that would have vested on an accelerated basis, determined by multiplying the target number of performance shares, including dividends, that would have been accelerated by the fair market value of our common stock on December 31, 2016 ($10.86). In the event of a change in control of our Company, the number of performance shares that would vest is based on the Company’s achievement of the performance goals as of the change in control (which, for purposes of this table, is presumed to occur on December 31, 2016).

(4)
Represents the severance payments received by Mr. Manheimer ($1,162,870 plus $240,370 actual earned Company 2016 performance based cash bonus), accelerated equity based awards, and continued premium paid health coverage for up to twenty-four months in connection with the termination of his employment on September 21, 2016.

NON-EMPLOYEE DIRECTOR COMPENSATION
Our Board believes that the compensation paid to our non-employee directors should be competitive with public companies in our industry with similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, pursuant to the amended Director Compensation Program effective January 1, 2015, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Mr. Nolan, the only member of the Board employed by us, does not receive compensation for his service as a director.
CASH COMPENSATION
The cash compensation paid to, or earned by, our non-employee directors in 2016 was comprised of the following three components:

•	Quarterly Board retainer: Each non-employee director received a retainer of $17,500 for each calendar quarter in which he or she served as a director.

•
Quarterly committee chair retainers: The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees each received a retainer of $5,000, $5,000 and $3,750, respectively, for each calendar quarter of service as the chair of such committee. The Lead Independent Director received a retainer of $7,500 for each calendar quarter of service.

•
Quarterly committee retainers: Each non-employee director serving as a non-chair member of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $2,500, $1,875 and $1,562.50, respectively, for each calendar quarter of service as a member of such committee.

•	Board fees: Each non-employee director received $1,500 or $750 for each Board meeting he or she attended in-person or telephonically, respectively.
Each non-employee director had the option to receive all or a portion of the aggregative payments to which such non-employee director was entitled in shares of our common stock.
EQUITY-BASED COMPENSATION
The equity-based compensation paid to our non-employee directors in 2016 consisted of restricted stock awards granted pursuant to our Director Compensation Program. Each non-employee director who was serving on the Board as of the date of the 2016 Annual Stockholders’ meeting received restricted shares of our common stock with a grant date fair value of $85,006, or 7,210 restricted shares at $11.79 value per share on May 11, 2016.
The Director Compensation Program also provides for the grant of restricted stock covering a number of shares having a value equal to $85,000 on the date of the director’s initial election or appointment. Restricted stock, which has been granted, will fully vest on the first anniversary of the initial election or appointment. No new directors were elected or appointed during 2016.
In addition, in connection with approving our Amended and Restated 2012 Incentive Award Plan last year, our stockholders approved a $500,000 limit on the total aggregate value of equity-based awards granted to any non-employee director during any calendar year.
2016 Non-Employee Director Compensation Table: The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2016. This table excludes Mr. Nolan, our Chairman and Chief Executive Officer, who is an employee of the Company and does not receive compensation for his services as a director. All compensation paid to Mr. Nolan in 2016 is provided in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Kevin M. Charlton	120,813	85,006	205,819
Todd A. Dunn	126,563	85,006	211,569
David J. Gilbert	126,500	85,006	211,506
Richard I. Gilchrist	149,750	85,006	234,756
Diane M. Morefield	129,000	85,006	214,006
Sheli Z. Rosenberg	119,313	85,006	204,319
Thomas D. Senkbeil	116,500	85,006	201,506
Nicholas P. Shepherd	123,125	85,006	208,131

(1)	Amount reflects (a) annual retainers and, if applicable, committee and committee chair retainers earned or paid in 2016 and (b) Board meeting fees.

(2)
Amounts reflect the grant date fair value of restricted stock awards granted in 2016 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2016.

As of December 31, 2016, each non-employee director held 7,210 shares of (unvested) restricted shares of our common stock.
STOCK OWNERSHIP GUIDELINES
In connection with the amendment to the Director Compensation Program effective January 1, 2015, the Board adopted stock ownership guidelines for our non-employee directors. The purpose of the stock ownership guidelines is to align the interests of non-employee directors with the long-term interests of stockholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold an investment position in our common stock equal in value to three times the annual retainer paid to such non-employee director. Each non-employee director is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines, which is January 1, 2020.
The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly with a spouse, or shares owned separately by a spouse and/or children that share the same household, and unvested restricted stock awards.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Named Executive Officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such reports received by us, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2016, the Reporting Persons met all applicable Section 16(a) filing requirements, with the exception of the following: one late Form 4 filing for two of our Named Executive Officers, Ms. Greenstreet and Mr. Messmann.

RELATED PARTY TRANSACTIONS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
We have entered into indemnification agreements with each of our directors and Named Executive Officers.
Director Independence: A majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE.
The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between the Company, including its subsidiaries or affiliates, and each member of the Board (and each director’s immediate family members).
Based on its review, the Board determined Messrs. Charlton, Dunn, Gilbert, Gilchrist, Senkbeil, Shepherd and Mmes. Morefield and Rosenberg do not currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards.
The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of the Company or any of the Company’s subsidiaries.
Transactions with Strategic Hotels & Resorts, Inc. and The Irvine Company: From time to time during 2016, the Company has conducted meetings and Company-sponsored social gatherings at properties owned by Strategic Hotels & Resorts, Inc. and The Irvine Company, and employees and directors of the Company have stayed at such properties for business and personal travel. Ms. Morefield served as the Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, Inc. through December 31, 2015 and Mr. Gilchrist served as Senior Advisor to The Irvine Company. The aggregate value of these transactions did not exceed 2% of the gross revenues of either company, and the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined Ms. Morefield and Mr. Gilchrist to be independent after considering these transactions.
Transactions with Sidley Austin LLP: Our Chief Executive Officer, Mr. Nolan, is married to a partner in the law firm of Sidley Austin LLP, which served as outside legal counsel to the Company on certain matters during 2016. We paid Sidley Austin LLP legal fees of $441,740 during the year ended December 31, 2016 for legal services rendered to us. Sidley Austin LLP was retained by our General Counsel in accordance with the procedures set forth in our written related-party transaction policy.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock as of December 31, 2016, (2) each of our directors, director nominees and executive officers as of March 3, 2017 and (3) all of our directors, director nominees and executive officers as a group as of March 3, 2017.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of December 31, 2016 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares (1)
Greater than 5% Stockholders
The Vanguard Group, Inc. and affiliates (2)	74,801,140	15.46%
Cohen & Steers Capital Management, Inc. (3)	70,459,905	14.57%
BlackRock, Inc. (4)	26,993,241	5.58%
Daiwa Asset Management Co. Ltd. (5)	26,635,053	5.51%
Director, Director Nominees and Executive Officers (6)
Thomas H. Nolan, Jr.	960,233	*
Jackson Hsieh	532,353	*
Phillip D. Joseph, Jr.	132,414	*
Boyd Messmann	63,656	*
Jay Young	44,305	*
Michelle M Greenstreet	42,990	*
Kevin M. Charlton	43,875	*
Sheli Z. Rosenberg	42,095	*
Nicholas P. Shepherd	39,375	*
Richard I. Gilchrist	39,375	*
David J. Gilbert	39,375	*
Diane M. Morefield	39,375	*
Todd A. Dunn	39,375	*
Thomas D. Senkbeil	30,667	*
All Directors, Director Nominees and Executive Officers as a Group (15 persons)	2,089,463	0.5%
* Represents less than 1.0%.

(1)	Assumes 483,599,385 shares of our common stock are outstanding as of February 21, 2017.

(2)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 13, 2017, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 878,084 and 73,998,726 shares of our common stock, respectively; and has shared power to vote or direct the vote, and shared power to dispose or direct the disposition of 540,217 and 802,414 shares of our common stock, respectively. As of December 31, 2016, Vanguard was the beneficial owner of 74,801,140 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective accounts. The number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 36,407,112 shares, representing 7.52% of our outstanding common stock, that Vanguard Specialized Funds - Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 14, 2017 with the SEC. According to Vanguard REIT Fund’s Schedule 13G/A, Vanguard REIT Fund has sole voting power over 36,407,112 shares and no dispositive power over any shares of our common stock. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2017, Cohen & Steers, Inc. (“Cohen & Steers”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 40,449,093 and 70,459,905 shares of our common stock, respectively. As of December 31, 2016, Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, was the beneficial owner of 69,239,225 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective trust accounts. As of December 31, 2016, Cohen & Steers UK Limited, a wholly-owned subsidiary of Cohen & Steers, was the beneficial owner of 1,220,680 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective accounts. The address of the principal business office for Cohen & Steers and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Cohen & Steers UK Ltd., is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.

(4)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 27, 2017 BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 26,993,241 and 28,865,291 shares of our common stock, respectively. As of December 31, 2016, BlackRock was the beneficial owner of 26,993,241 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective trust accounts. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(5)
Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 7, 2017, Daiwa Asset Management Co. Ltd. (“Daiwa”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 26,635,033 and 28,300 shares of our common stock, respectively; and has shared power to dispose or direct the disposition of 26,603,733 shares of our common stock. As of December 31, 2016, Daiwa was the beneficial owner of 26,635,033 shares of the common stock outstanding of the Company. The address for Daiwa is GranTokyo North Tower, 9-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-6753.

(6)
Number includes shares of restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. Messrs. Nolan, Hsieh, Joseph, Messmann, Young and Ms. Greenstreet have unvested restricted shares of 308,651, 522,853, 91,067, 63,656, 44,305 and 36,126, respectively, excluding shares potentially awardable under performance share awards made to Messrs. Nolan, Hsieh, Joseph, Messmann and Young.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Table: The following table provides information with respect to shares of our common stock that may be issued under our existing equity compensation plan. The following table provides information as of December 31, 2016 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	487,725	$9.10	752,900
Equity compensation plans not approved by stockholders	—	—	—
Total	487,725	$9.10	752,900

(1)
Consists of (a) shares of common stock reserved for future issuance pursuant to our 2012 Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in 2012, and (b) 15,000 shares of common stock issuable upon the exercise of outstanding options issued pursuant to the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan.

(2)
Includes (a) 472,725 target performance shares that have been granted, but not yet issued as of December 31, 2016, and (b) 15,000 shares issuable upon the exercise of outstanding options. Grantees are eligible to vest in up to 250% of the target number of performance shares.

(3)	Represents the weighted average exercise price of outstanding options. The performance shares do not have an exercise or strike price.

PROPOSALS REQUIRING YOUR VOTE
PROPOSAL 1: ELECTION OF DIRECTORS
Nine directors currently serve on our Board. Following the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated each individual presently serving as a director, for election at the Annual Meeting. Pursuant to our By-Laws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.
Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.
We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.
Nominees for Board of Directors: Spirit is committed to solid corporate governance practices, which we believe serves the long-term interests of our stockholders by promoting effective risk oversight, management accountability and helps us compete more effectively. The Company is governed by a nine-member Board, and our current Board has nominated the following nine persons, all of whom are current directors of the Company for re-election at the Annual Meeting to serve for a one-year term ending at the annual meeting in 2018 and until their respective successors have been duly elected and qualify.

Thomas H. Nolan, Jr.	Age: 59 Chairman and Chief Executive Officer since 2011

Business Experience: Mr. Nolan previously worked for General Growth Properties, Inc., (NYSE: GGP) serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. GGP filed for protection under Chapter 11 of the U.S. Bankruptcy Code in April 2009 and emerged from bankruptcy in November 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds.
Skills and Qualifications: Mr. Nolan was nominated by our Board to serve as a director based on his public company executive management experience, capital markets knowledge and public company board experience, and specifically, his extensive experience in the real estate investment industry and knowledge of public real estate investment trusts. Please see the discussion above under “Board of Directors Leadership Structure” for a discussion of why the Board believes Mr. Nolan’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders.
Current Public Company Directorships: Washington REIT (NYSE: WRE).
Other Directorships: Former member of the board of directors for General Growth Properties, Inc. (NYSE: GGP).
Education: Mr. Nolan earned a Bachelor of Business Administration from the University of Massachusetts.

Kevin M. Charlton	Age: 51 Director since 2009 Compensation Committee Nominating & Corporate Governance Committee

Business Experience: Mr. Charlton is the Managing Partner of River Hollow Partners, a private equity firm that focuses on manufacturing, distribution, consumer products and retail investments of lower-middle market companies across the U.S. He is primarily responsible for capital formation and investment sourcing activities as well as portfolio company management. From August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. From August 2002 to June 2009, Mr. Charlton worked as a Managing Director at Investcorp International. Prior to August 2002, he worked for JPMorgan Chase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters in Washington, DC.
Skills and Qualifications: Mr. Charlton was nominated by our Board to serve as a director based on his extensive experience and knowledge of finance and capital markets, his experience with growth companies, mergers and acquisitions, and his experience as a member of boards of directors.
Current Public Company Directorships: Mr. Charlton is currently a member of the Board of Directors for Daseke, Inc., a national provider of open deck, heavy haul transportation services. Daseke merged with Hennessy Capital Acquisition Corporation II, described below, in February 2017. Mr. Charlton is also the Chairman of the Compensation Committee at Daseke.
Other Directorships: Mr. Charlton was also the President & Chief Operating Officer, and a member of the Board of Directors, of Hennessy Capital Acquisition Corp. (“HCAC”) and Hennessy Capital Acquisition Corporation II ("HCACII"), two publicly traded blank check companies founded by Daniel J. Hennessy. In February 2015, HCAC successfully completed the acquisition of the Blue Bird Bus Company, which trades on NASDAQ under BLBD, at which point he resigned from his positions. In February 2017, HCACII successfully completed a merger with Daseke, Inc., described above, which trades on NASDAQ under DSKE. Mr. Charlton has resigned his positions with HCACII but remains on the Board of DSKE. In addition, he has served on the boards of directors of more than 20 private companies in a variety of roles.
Education: Mr. Charlton graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University.

Todd A. Dunn	Age: 53 Director since 2012 Audit Committee Nominating & Corporate Governance Committee

Business Experience: Mr. Dunn has served as an Executive Advisor to Aurora Capital Group since 2012. Previously, he served as Chief Executive Officer and as a member of the board of directors of United Plastics Group, a manufacturer of injection-molded plastic components to the medical, automotive, industrial and consumer sectors, from 2010 until it was sold to MedPlast, a portfolio company of Baird Capital Partners, in April 2012. From 2003 to 2009, Mr. Dunn worked for FleetPride, Inc., an independent distributor of heavy duty truck and trailer parts, serving as President and Chief Executive Officer as well as a member of the board of directors from 2005 to 2009; Senior Vice President, Chief Administrative Officer and Chief Financial Officer from 2004 to 2005 and Vice President and Chief Financial Officer from 2003 to 2004. From 1999 to 2003, Mr. Dunn served as Senior Vice President and Chief Financial Officer of Tartan Textiles, Inc. and, from 1998 to 1999, served as Vice President and Chief Financial Officer of Quality Distribution Service Partners. From 1989 to 1998, Mr. Dunn worked for SLM Power Group, Inc. serving as Business Manager and as Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dunn worked for First City BanCorporation of Texas/First City Bank of Corpus Christi.
Skills and Qualifications: Mr. Dunn was nominated by our Board to serve as a director based on his extensive experience as a successful operating executive, his knowledge and experience with growth companies and risk oversight and management, and his capital markets and financial knowledge and expertise.
Current Public Company Directorships: None
Other Directorships: Mr. Dunn serves as a director of Restaurant Technologies, Inc., a national provider of closed-loop cooking oil solutions to the U.S. restaurant and hospitality markets. Mr. Dunn also serves as lead director of SRP Parent, Inc., a national provider of customized offerings to the convenience store channel.
Education: Mr. Dunn received a BBA in Finance from the University of Texas at Austin.

David J. Gilbert	Age: 59 Director since 2012 Compensation Committee (Chair)

Business Experience: Since 2010, Mr. Gilbert has served as President and Chief Investment Officer and Head of Acquisitions for Clarion Partners, a real estate investment company formerly owned by ING Group. Mr. Gilbert is also responsible for Clarion Partners Research and Investment Strategy Group, ensuring that research is fully integrated into all phases of the investment process. Mr. Gilbert joined Clarion Partners in 2007 as a Managing Director and Global Head of the ING Global Opportunity Fund. From 2005 to 2007, he worked as a Managing Director and head of the Alternative Real Estate Group at JPMorgan Asset Management and, from 1998 to 2004, he worked as a General Partner and head of the Worldwide Real Estate Group at JPMorgan Partners, which is the private equity branch of JPMorgan Chase. He also served as the Co-Chairman of The Peabody Funds, an $830 million global real estate opportunity fund jointly sponsored by JPMorgan Partners and The O’Connor Group, from 2001 to 2004. From 1996 to 1998, Mr. Gilbert served as a Senior Investment Officer of the California Public Employees’ Retirement System (CalPERS) and, from 1982 to 1996, worked in the real estate industry in various positions at JPMorgan & Company, Prudential Real Estate Investors, First Boston Corporation and Salomon Brothers, Inc. From 1980 to 1982,
Mr. Gilbert worked for Price Waterhouse as an auditor and consultant.
Skills and Qualifications: Mr. Gilbert was nominated by our Board to serve as a director based on his over 30 years’ experience in the real estate industry and with real estate investment trust business models, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.
Current Public Company Directorships: None
Other Directorships: Mr. Gilbert is a member of Clarion Partners’ executive board, compensation committee and operating committee, as well as Chairman of its investment committee. Mr. Gilbert is a member of the Board of Directors for the Pension Real Estate Association and on the Board of Trustees for the Urban Land Institute (ULI).
Education: Mr. Gilbert received a BA in accounting from the University of Massachusetts Amherst and a MBA in real estate finance from the Wharton School of Finance at the University of Pennsylvania.

Richard I. Gilchrist	Age: 71 Director since 2012 Lead Independent Director Compensation Committee

Business Experience: Since 2011, Mr. Gilchrist has served as Senior Advisor responsible for acquisitions and investments at The Irvine Company – a privately-held real estate investment company. From 2006 to 2011, he served as President of The Irvine Company’s Investment Properties Group. From 2002 to 2006, he served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, was Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981.
Skills and Qualifications: Mr. Gilchrist was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT, his knowledge and experience in internal and external risk oversight, and his experience as a member of the board of directors of two public REITs. He is a member of the Real Estate Roundtable and former member of the Urban Land Institute (ULI).
Current Public Company Directorships: He currently serves on the board of directors of two publicly-traded REITs, Ventas, Inc. (NYSE:VTR) and Tier REIT (NYSE:TIER). He serves on the executive compensation committee as well as the nominating and governance committee and is Chair of the Investment Committee of Ventas, Inc., and is the Chairman of the Board of Tier REIT. Mr. Gilchrist also serves on the Executive Compensation as well as the Nominating and Governance committees of Tier REIT. He also serves on the board of Blackstone Real Estate Income Trust ("BREIT"), a non-traded REIT, and serves on its audit committee and is Chair of the Affiliated Transactions Committee.

Diane M. Morefield	Age: 58 Director since 2012 Audit Committee (Chair)

Business Experience: In November 2016, Ms. Morefield joined CyrusOne (NASDAQ: CONE) as Executive Vice President & Chief Financial Officer. CyrusOne is a high-growth publicly-traded REIT which develops, owns and operates mission-critical data centers with a total enterprise value in excess of $5 billion. In this role, she has responsibility for accounting, finance, investor relations, tax, capital markets and planning & analysis. She serves on the Executive Leadership Team that sets long-term strategy and serves as the investment committee for the company.
Prior to her current position, Ms. Morefield served as EVP & Chief Financial Officer of Strategic Hotels & Resorts (NYSE: BEE) from 2010 until December 31, 2015, when the company was sold to the Blackstone Group. Strategic Hotels, a publicly-traded REIT, owned high-end hotels and resorts with revenues over $1.3 billion. She was responsible for the Company's accounting, finance, capital markets, tax, investor relations and IT> She was also a member of the Company's Executive Management Committee that oversaw the strategy and investment activity for the company, and served on the M&A deal team for the over $6 billion sale transaction to Blackstone.
Prior to joining Strategic Hotels, Ms. Morefield served in a variety of financial, operating and investor relations roles for leading real estate organizations. She was the Chief Financial Officer of Equity International, a private equity firm controlled by Sam Zell, which invests in international real estate companies. From 1997 to 2006, Ms. Morefield was a senior officer with Equity Office Properties Trust (NYSE:EOP), a publicly traded REIT with revenues over $3.3 billion and a total capitalization of approximately $30 billion. There she served a Regional Senior Vice President for EOP's Midwest region, where she had P&L responsibility of over $450 million, a portfolio of 20 million square feet and more than 300 employees. Prior to that, Ms. Morefield was Senior Vice President - Investor Relations at EOP, and was responsible for all investor and public relations.
Before joining EOP, Ms. Morefield was Vice President and head of the commercial real estate lending division for the Midwest region for Barclays Bank. Her earlier career experience also included consulting and audit roles at Deloitte and Arthur Andersen.
Skills and Qualifications: Ms. Morefield was nominated by our Board to serve as a director based on her extensive experience in the real estate industry and with REIT business models, including her recent service as an executive officer and chief financial officer of a public REIT and experience as an operating executive of several private real estate companies, her internal and external risk oversight expertise, and her capital markets and financial knowledge and expertise.
Current Public Company Directorships: None.
Other Directorships: Ms. Morefield is a Member of The Chicago Network, Leadership Greater Chicago Fellows Program and serves on the Economic Development Advisory Council for Cook County.
Education: Ms. Morefield has completed board of director training at the Kellogg School of Management at Northwestern University and The University of Chicago Booth School of Business. Ms. Morefield earned a BS in Accountancy from the University of Illinois and a MBA from The University of Chicago. She is a CPA.

Sheli Z. Rosenberg	Age: 75 Director since 2013 Compensation Committee Nominating & Corporate Governance Committee

Business Experience:  Ms. Rosenberg currently serves as Principal of Roselin Investments, she was Counsel from May 2011 to Skadden, Arps, Slate, Meagher & Flom LLP until becoming a consultant to them in January 2014. Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C. She joined Equity Group Investments, L.L.C in 1990 as General Counsel and was Chief Executive Officer from 1990 to 2000 and Vice Chairman from 2000 to 2003, before retiring in 2003.  In addition, Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1990.  Ms. Rosenberg was an adjunct professor at the Kellogg School of Management at Northwestern University from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.
Skills and Qualifications:  Ms. Rosenberg was nominated by our Board to serve as a director based on her extensive experience in the real estate industry, including having served as an executive officer and/or director of public REITs, her knowledge and experience in internal and external risk oversight, and her extensive experience as a member of the board of directors of public REITs.
Current Public Company Directorships:  Equity LifeStyle Properties, Inc. (NYSE: ELS)
Other Directorships:  Former member of the board of directors and lead director for Strategic Hotels & Resorts, Inc. (company sold and taken private), director of Ventas, Inc. (NYSE: VTR), director and lead director of General Growth Properties (NYSE: GGP), director of CVS Caremark Corporation (NYSE: CVS), Capital Trust, Inc., a finance and investment management company focused on the commercial real estate industry, Avis Budget Group (NASDAQ: CAR) and a former trustee and lead director of Equity Residential and Equity Office Properties.
Education:  Ms. Rosenberg received a BA from Tufts University and a JD from the Northwestern University School of Law.

Thomas D. Senkbeil	Age: 67 Director since 2013 Audit Committee

Business Experience: Since 2009, Mr. Senkbeil formed, and has served as Managing Partner of Senkbeil & Associates, which invests in multifamily properties and provides consulting and advisory services to investment firms, developers, and lenders. Since January 2013, Mr. Senkbeil has also served as a principal of Iron Tree Capital, LLC, a boutique real estate investment and advisory firm. From January 2009 through December 2012, Mr. Senkbeil served as the Managing Director of Sealy and Co. and SCS Ventures. From July 2003 to December 2008, Mr. Senkbeil was the Chief Investment Officer and Executive Vice President of Post Properties, Inc., which owns and manages upscale multi-family apartment communities. Prior to joining Post Properties, Inc., he served as the President and Chief Operating Officer of Carter & Associates. He served as a board member and the Chief Investment Officer of Duke Realty Corporation until his departure in 2000. From 1992 to 1999, Mr. Senkbeil was a director and the Chief Investment Officer of Weeks Corporation, a publicly traded REIT that was a predecessor by merger to Duke Realty Corporation. He was instrumental in Weeks Corporation’s initial public offering, as well as its subsequent growth and merger with Duke Realty Corporation. He served as the Chairman of NAIOP, the Commercial Real Estate Development Association, in 1996.
Skills and Qualifications: Mr. Senkbeil was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of a public REIT, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.
Current Public Company Directorships: None.
Other Directorships: Mr. Senkbeil currently serves on the Board of Directors of Barron Collier Companies, which is involved in land development in the businesses of agriculture, real estate, and mineral management. He is a member of the Urban Land Institute (ULI).
Education: Mr. Senkbeil received a BS from Auburn University and a MBA from the Kenan-Flagler Business School at the University of North Carolina.

Nicholas P. Shepherd	Age: 58 Director since 2012 Nominating & Corporate Governance Committee (Chair)

Business Experience: From 2009 to 2015, Mr. Shepherd served as the President and Chief Executive Officer of TGI Fridays Inc. From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc., serving as the Chief Operating Officer during 2007, President of Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Currently, Mr. Shepherd works as a Private Investor and Advisor.
Skills and Qualifications: Mr. Shepherd was selected by our Board of Directors to serve as a director based on his experience as a successful operating executive, and his knowledge and experience with growth companies and risk oversight and management.
Current Public Company Directorships: None.
Other Directorships: From 2012 to 2014, Mr. Shepherd served on the Board of Carlson Wagon Lit Travel, the largest Global B-to-B Travel company (a joint venture between Carlson and JPMorgan Chase). From 2009 until 2014, Mr. Shepherd served on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands.
Education: Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University.

Nominees’ Skills, Experience and Qualifications: The Nominating and Corporate Governance Committee meets, at a minimum, annually and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.
At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year. Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the nominees’ possession of these attributes.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Nolan, Thomas H. Jr.	Charlton, Kevin M.	Dunn, Todd A.	Gilbert, David J.	Gilchrist, Richard I.	Morefield, Diane M.	Rosenberg, Sheli Z.	Senkbeil, Thomas D.	Shepherd, Nicholas P.
INDEPENDENCE: Pursuant to NYSE standards		✓	✓	✓	✓	✓	✓	✓	✓
FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards	✓	✓	✓	✓		✓		✓
FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions	✓	✓	✓	✓	✓	✓	✓	✓	✓
SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓
GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved	✓	✓	✓	✓	✓	✓	✓	✓	✓
REAL ESTATE EXPERIENCE: General real estate experience and knowledge	✓	✓	✓	✓	✓	✓	✓	✓	✓
REIT EXPERIENCE: Deep expertise in REIT business models	✓			✓	✓	✓	✓	✓
M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business	✓	✓	✓	✓	✓	✓		✓	✓
CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money	✓	✓	✓	✓	✓	✓	✓	✓	✓
EXTERNAL RISK OVERSIGHT: Experience in assessing external risk and ensuring an effective risk management strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓
INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks	✓	✓	✓	✓	✓	✓	✓	✓	✓
HUMAN RESOURCES: Experience in successful succession planning and evaluating and measuring effective team performance	✓	✓		✓	✓	✓	✓	✓	✓
LEGAL: Experience in compliance oversight, use of outside counsel and leveraging other legal resources	✓		✓	✓	✓		✓	✓	✓
PUBLIC COMPANY: Experience as executive or board member with a public company	✓	✓	✓	✓	✓	✓	✓	✓	✓

PROPOSAL 2: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017
Ernst & Young LLP audited our financial statements for the year ended December 31, 2016 and has been our independent registered public accounting firm since our 2012 IPO. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017.
The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm and at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.
Fees Paid to Independent Registered Public Accounting Firm: The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2016 and 2015 (in thousands):

	Fiscal Year Ended December 31,
	2016	2015
Audit Fees	$2,234	$1,544
Tax Fees	381	218
All Other Fees	—	2
Total Fees	$2,615	$1,764
Audit Fees: Includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with certain market offerings.
Tax Fees: Includes tax preparation services and domestic tax planning and advice.
All Other Fees: Includes access to online accounting research tools.
All of the services performed by Ernst & Young LLP for the Company during 2016 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.
Audit Committee Pre-Approval Policy: The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. Our Board has determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. Our next non-binding, advisory vote to approve the compensation of our Named Executive Officers is expected to be held at the 2018 annual meeting of the stockholders.
The Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding, advisory basis the compensation of our Named Executive Officers, as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement.

Annual Report on Form 10-K: Our 2016 Annual Report on Form 10-K accompanies this Proxy Statement. Stockholders may obtain a copy of the 2016 Annual Report on Form 10-K, excluding exhibits, without charge upon request to our Investor Relations Department, Attention: Pierre Revol, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Electronic copies of these documents are also available for downloading on the Investor Relations section of the Company’s website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.
Incorporation by Reference: The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
Under SEC rules, any stockholder proposal intended to be presented at the 2018 Annual Meeting of Stockholders must be received by us at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than December 12, 2017 and meet the requirements of our Bylaws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Investor Relations Department.
Under our Bylaws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Investor Relations Department at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2018 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of this year’s Annual Meeting (May 11, 2018); however, if we hold our 2018 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day prior to the 2018 Annual Meeting date, and not later than the 120th day prior to the 2018 Annual Meeting date or the tenth day following the date on which we first publicly announce the date of the 2018 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.
Stockholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department, Attention: Pierre Revol, at Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

OTHER MATTERS
As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

ANNEX A: NON-GAAP FINANCIAL MEASURES RECONCILIATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Funds from Operations and Adjusted Funds from Operations

Year Ended December 31, 2016
Net income attributable to common stockholders	$97,446
Add/(less):
Portfolio depreciation and amortization
Continuing operations	261,799
Discontinued operations	—
Portfolio impairment
Continuing operations	88,072
Discontinued operations	—
Realized (gain) on sales of real estate (1)	(52,365)
Funds from operations (FFO) attributable to common stockholders	$394,952
Add/(less):
Gain on debt extinguishment	(233)
Restructuring charges	6,341
Other Costs in G&A Associated with Headquarters Relocation	3,629
Real estate acquisition costs	3,229
Non-cash interest expense	15,380
Accrued interest and fees on defaulted loans	4,740
Swap Termination Costs (included in G&A)	1,724
Non-cash revenues	(26,333)
Non-cash compensation expense	9,570
Adjusted funds from operations (AFFO) attributable to common stockholders	$412,999
AFFO per share of common stock (diluted) (2) (3)	$0.88
Weighted average shares of common stock outstanding (diluted)	469,246,265

(1)	Includes amounts related to discontinued operations.

(2)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

(3)	AFFO per share for the year ended December 31, 2016 deducts dividends paid to participating stockholders of $0.6 million in its computation.
Adjusted Debt, Adjusted EBITDA and Annualized Adjusted EBITDA

December 31, 2016
Revolving credit facilities	$86,000
Term Loan, net	418,471
Senior Unsecured Notes	295,112
Mortgages and Notes Payable, net	2,162,403
Convertible Notes, net	702,642
3,664,628
Add/(less):
Unamortized debt discount, net	52,894
Unamortized deferred financing costs	37,111
Cash and cash equivalents	(10,059)
Cash reserves on deposit with lenders as additional security classified as other assets	(11,757)
Total adjustments	68,189
Adjusted Debt (1)	$3,732,817

Three Months Ended December 31, 2016
Net income attributable to common stockholders	$988
Add/(less): (2)
Interest	46,744
Depreciation and amortization	68,049
Income tax expense	33
Total adjustments	114,826
EBITDA	115,814
Add/(less): (2)
Restructuring charges	615
Other costs in G&A associated with headquarters relocation	187
Real estate acquisition costs	1,137
Impairment on real estate assets	46,379
Realized gains on sales of real estate assets	(13,144)
Loss on debt extinguishment	93
Total adjustments to EBITDA	35,267
Adjusted EBITDA (3)	151,081
Annualized Adjusted EBITDA (4)	$604,324
Adjusted Debt / Annualized Adjusted EBITDA (5)	6.2x

(1)
Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium and deferred financing costs, as further reduced by cash and cash equivalents and cash reserves on deposit with lenders as additional security. By excluding unamortized debt discount/premium and deferred financing costs, cash and cash equivalents, and cash reserves on deposit with lenders as additional security, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. We believe this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition.

(2)	Adjustments include all amounts charged to continuing and discontinued operations.

(3)
Adjusted EBITDA represents EBITDA modified to include other adjustments to GAAP net income (loss) attributable to common stockholders for restructuring charges, real estate acquisition costs, impairment losses, gains/losses from the sale of real estate and debt transactions and other items that we do not consider to be indicative of our on-going operating performance. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which are not key drivers of our investment decisions and may cause short-term fluctuations in net income, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income (loss) that is computed in accordance with GAAP, they should not be considered alternatives to net income (loss) or as an indicator of financial performance. A reconciliation of net income (loss) attributable to common stockholders (computed in accordance with GAAP) to EBITDA and Adjusted EBITDA is included in the financial information in the above table.

(4)	Adjusted EBITDA multiplied by 4.

(5)
Adjusted Debt to Annualized Adjusted EBITDA is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments, and a proxy for a measure we believe is used by many lenders and ratings agencies to evaluate our ability to repay and service our debt obligations over time. We believe the ratio is a beneficial disclosure to investors as a supplemental means of evaluating our ability to meet obligations senior to those of our equity holders. Our computation of this ratio may differ from the methodology used by other equity REITs, and therefore, may not be comparable to such other REITs

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 11, 2017, for Spirit Realty Capital, Inc.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy statement and annual report, go to www.proxydocs.com/SRC. To submit your proxy while visiting this site, you will need the 12 digit control number in the box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the Internet. We have chosen to use these procedures for our 2017 Annual Meeting and need YOUR participation.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's annual meeting, please make this request on or before May 1, 2017.

For a Convenient Way to VIEW Proxy Materials
– and –
VOTE Online go to: www.proxydocs.com/SRC

Proxy Materials Available to View or Receive:
1. Proxy Statement 2. Annual Report

Printed materials may be requested by one of the following methods:

INTERNET	TELEPHONE	*E-MAIL
www.investorelections.com/SRC	(866) 648-8133	paper@investorelections.com

You must use the 12 digit control number located in the shaded gray box below.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

ACCOUNT NO.

SHARES

Company Notice of Annual Meeting

Date: Thursday, May 11, 2017
Time: 09:00 A.M. (Central Daylight Time)
Place: 2727 North Harwood Street, Suite 300, Dallas, Texas 75201

The purpose of the Annual Meeting is to take action on the following proposals:

The Board of Directors recommends that you vote "FOR" each of the nominees listed below.

1. Election of Directors

01 Thomas H. Nolan, Jr.	04 David J. Gilbert	07 Sheli Z. Rosenberg
02 Kevin M. Charlton	05 Richard I. Gilchrist	08 Thomas D. Senkbeil
03 Todd A. Dunn	06 Diane M. Morefield	09 Nicholas P. Shepherd

The Board of Directors recommends that you vote "FOR" the following.

ANNUAL MEETING OF SPIRIT REALTY CAPITAL, INC.

Date: Thursday, May 11, 2017
Time: 9:00 A.M. (Central Daylight Time)
Place: 2727 North Harwood Street, Suite 300, Dallas, Texas 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** proposals 1, 2 and 3.

1: Election of Directors

	For	Withhold	Directors Recommend
01 Thomas H. Nolan, Jr.	☐	☐	For
02 Kevin M. Charlton	☐	☐	For
03 Todd A. Dunn	☐	☐	For
04 David J. Gilbert	☐	☐	For
05 Richard I. Gilchrist	☐	☐	For
06 Diane M. Morefield	☐	☐	For
07 Sheli Z. Rosenberg	☐	☐	For
08 Thomas D. Senkbeil	☐	☐	For
09 Nicholas P. Shepherd	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: The ratification of the selection of Ernst & Yung LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐	For
3: A non-binding, advisory resolution to approve the compensation of our named executive officer as described in the accompanying Proxy Statement.	☐	☐	☐	For

4: Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of Spirit Realty Capital, Inc.
to be held on Thursday, May 11, 2017
for Holders as of March 17, 2017

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/SRC
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-390-1217
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Jay Young and Phil Joseph, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

All votes must be received by 5:00 P.M., Eastern Time, May 10, 2017.

PROXY TABULATOR FOR

SPIRIT REALTY CAPITAL, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Revocable Proxy — Spirit Realty Capital, Inc.
Annual Meeting of Stockholders
May 11, 2017 9:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Jay Young and Phil Joseph, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Thursday, May 11, 2017 at 9:00 a.m. at the offices of Spirit Realty Capital, Inc. at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Item 1 and FOR Proposals in Items 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)